Exhibit 10.2

LICENSE TRANSFER AND IP ASSIGNMENT AGREEMENT

This License Transfer and IP Assignment Agreement (this “Agreement”) is datedand made as of the 14th day of August, 2020 (“Effective Date”), by and between EdiZONE, LLC, a Delaware limited liability company (“EdiZONE”), and Purple Innovation, LLC, a Delaware limited liability company (“Purple”). EdiZONE and Purple are referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, EdiZONE, as assignee and successor in interest of TNT Holdings, LLC (“TNT”), is a party to that certain Amended and Restated License Agreement with Advanced Comfort Technologies, Inc. (“ACTI”) dated January 28, 2010, as amended by the Settlement Agreement and First Amendment to License Agreement between EdiZONE and ACTI dated May 1, 2017 (collectively, the “License Agreement”), a true and complete copy of which is attached hereto as Exhibit A;

WHEREAS, EdiZONE and Purple are parties to that certain Second Amended and Restated Confidential Assignment and License Back Agreement dated November 9, 2018 (the “Assignment and License Back”); and

WHEREAS, for the consideration set forth below, EdiZONE desires to transfer and assign to Purple, and Purple desires to assume, all of EdiZONE’s rights, interests, and obligations under the License Agreement, and certain intellectual property rights of EdiZONE, and indemnify and hold EdiZONE harmless from liability related to the License Agreement as more specifically set forth herein, and the Parties further desire to document certain effects of such transfer and assignment upon their rights and obligations under the Assignment and License Back, all as set forth below;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EdiZONE and Purple hereby agree, as of the Effective Date, as follows.

1. Assignment of License Agreement. EdiZONE hereby absolutely, fully, and irrevocably assigns, transfers and conveys to Purple, as of the Effective Date, all of EdiZONE’s rights, obligations, claims, causes of action, title and interest in, to, and under the License Agreement, including but not limited to: (i) all rights of EdiZONE to receive any royalties that are paid or payable thereunder on or after the Effective Date; (ii) all rights to be identified as the licensor of trademarks thereunder; and (iii) any and all claims and causes of action that EdiZONE may have thereunder for previously accrued but unpaid royalties, or for any past, present, or future breach by ACTI of the License Agreement. In the event that ACTI remits any royalty payment under the License Agreement to EdiZONE on or after the Effective Date, EdiZONE will promptly pay such amounts over to Purple in full.

2. Assumption by Purple. Purple hereby accepts such assignment and acknowledges that, as between Purple and EdiZONE, Purple will bear all of the obligations and liabilities of EdiZONE under the License Agreement accruing or arising on or after the Effective Date. In addition, Purple is assuming EdiZONE’s (and certain related persons’) responsibility for any past or present breach of the License Agreement (and for certain other matters) to the extent provided in, and subject to the terms and conditions of, Section 7 below. Purple agrees that the assignment by EdiZONE to Purple of the License Agreement is subject to, and Purple will be bound by, the applicable terms and conditions of the License Agreement.

3. Assignment of IP.

3.1. Specified Marks. EdiZONE hereby absolutely, fully, and irrevocably assigns, transfers, and conveys to Purple, as of the Effective Date, the entire right, title, and interest in and to the trademarks GEL MATRIX and INTELLIPILLOW (the “Specified Marks”), all registrations pertaining to the same (including U.S. Reg. Nos. 5,938,419 and 5,441,198), all related common-law rights, and the goodwill pertaining thereto, together with all claims, demands and causes of action for the past infringement of the Specified Marks or for unfair competition in business in connection therewith, and all rights to sue at law or in equity for any infringement, misappropriation, dilution, or other violations of any of the foregoing, including the right to enforce the use of the Specified Marks in accordance with the License Agreement, and also including the right to receive all proceeds and damages therefrom the same, to be held and enjoyed by Purple and its successors, assigns, or other legal representatives as fully and entirely as the same would or could have been held and enjoyed by EdiZONE had this assignment not been made.

3.2. Incremental IP. To the extent, if any, that any other trademarks, service marks, patents, patent applications, copyrights, trade secrets, know-how, or other intellectual property exist that are licensed to ACTI under the License Agreement and are not already owned by Purple (pursuant to the Assignment and License Back or otherwise) (collectively, “Incremental IP”), EdiZONE hereby absolutely, fully, and irrevocably assigns, transfers, and conveys to Purple, as of the Effective Date, the entire right, title, and interest in and to such Incremental IP and, to the extent applicable, all registrations, applications, and filings pertaining thereto, all related common-law rights, and the goodwill pertaining thereto, together with all claims, demands and causes of action for the past infringement of the Incremental IP or for unfair competition in business in connection therewith, and all rights to sue at law or in equity for any infringement, misappropriation, dilution, or other violations of any of the foregoing, including the right to enforce the use of the Incremental IP in accordance with the License Agreement, and also including the right to receive all proceeds and damages therefrom the same, to be held and enjoyed by Purple and its successors, assigns, or other legal representatives as fully and entirely as the same would or could have been held and enjoyed by EdiZONE had this assignment not been made.

3.3. Recordation and Further Assurances. EdiZONE further agrees promptly to confirm the foregoing assignment of the Specified Marks and, if requested by Purple, any other issued, registered, or pending item(s) of Incremental IP in one or more separate assignment documents, in the form set forth in Exhibit B (or another form reasonably acceptable to Purple and suitable for recording in the U.S. Patent and Trademark Office), and will so record such separate assignment document(s), or cooperate with Purple’s recordation thereof, within thirty (30) days after Purple’s request provided that EdiZONE shall not be required to incur any unreimbursed cost or expenses associated with complying with this Section 3.3. At Purple’s direction, and at no cost to Purple other than reimbursement of EdiZONE’s reasonable out-of-pocket costs, EdiZONE will execute such documents (and, as applicable, cause its affiliates and personnel to execute such documents) as Purple may reasonably request in order to permit Purple to perfect, memorialize, record, maintain, defend, and enforce Purple’s rights, title, and interests in and to the Specified Marks and any Incremental IP. To the extent that any of EdiZONE’s officers, managers or employees are required to testify, be deposed or otherwise be a witness in litigation Purple will pay them $2,500 per day. EdiZONE shall not be required to initiate or take any legal action to protect or enforce the Specified Marks and any Incremental IP.

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3.4. Technology Transfer. EdiZONE will consult with and train Purple as reasonably necessary within six months following the Effective Date, in order to enable Purple to understand, exercise, practice, and exploit (to the extent not prohibited under the License Agreement and Retained Existing Contracts) the Specified Marks and Incremental IP. EdiZONE will deliver and, where applicable, transfer ownership of any associated files, embodiments, documentation, tooling, materials, and know-how, at no additional cost to Purple other than reimbursement of EdiZONE’s reasonable out-of-pocket costs.

4. Effect on Assignment and License Back.

4.1. Retained Existing Contracts. Purple acknowledges that certain of the Incremental IP may currently be licensed to third parties under one or more agreements that are currently in effect and identified in the Assignment and License Back as “Existing Contracts” (such agreements, excluding the License Agreement, the “Retained Existing Contracts”), and that Purple’s right, title and interest in and to the Incremental IP and Purple’s ownership of any such Incremental IP is subject to the licenses granted in those Retained Existing Contracts.

4.2. License Back. To the extent necessary to enable EdiZONE to perform its obligations under the Retained Existing Contracts, and subject to all terms and conditions set forth in the Assignment and License Back, the Parties agree that the Incremental IP will be deemed included in the license back to EdiZONE as granted in the Assignment and License Back, but only as to the Retained Existing Contracts.

4.3. Modification. From and after the Effective Date: (i) the License Agreement will not be considered an Existing Contract for purposes of the Assignment and License Back (nor is it a Retained Existing Contract for purposes of this Agreement); and (ii) the Parties agree that Purple will have no restrictions, limitations, conditions, or duties to EdiZONE under the Assignment and License Back in relation to (a) the License Agreement or (b) Purple’s enforcement of any Purple intellectual property rights against any third party, other than the counterparties to the Retained Existing Contracts.

5. Consideration.

5.1. Transfer Payment. Concurrently with the Parties’ execution of this Agreement, Purple shall remit to EdiZONE, as consideration for the assignments, transfers, and other rights granted to Purple hereunder, a one-time lump-sum payment in the amount of $8,456,191 (the “Transfer Payment”), subject to adjustment as set forth below. Such remittance is to be made by wire transfer, using the bank information provided by EdiZONE to Purple for that purpose, and is made against release of signatures to this Agreement and the recordable assignment for the Specified Marks in the form of Exhibit B.

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5.2. Audit and Adjustment. Purple may audit EdiZONE’s books and records within 60 days after the Effective Date to verify the royalty amounts received from ACTI under the License Agreement, and EdiZONE will reasonably cooperate with any such audit at Purple’s request. Purple will bear its costs to perform such audit, and will maintain the results thereof in confidence. If Purple completes such an audit within that time period, the Transfer Payment will be subject to adjustment to the extent set forth below, and such adjustment will be made (via refund by EdiZONE or additional payment by Purple, as the case may be) no later than 60 days after the Effective Date or 15 days after Purple informs EdiZONE of the results of such audit, whichever is later.

(a) If the audit establishes that the Transfer Payment is at least $10,000 greater than three times the amount of ACTI royalties EdiZONE has received under the License Agreement in respect of the royalty periods between June 1, 2019 and May 31, 2020 (“3X LTM Royalties”), then EdiZONE will refund to Purple the difference between the Transfer Payment amount and 3X LTM Royalties.

(b) If the audit establishes that 3X LTM Royalties are at least $10,000 greater than the Transfer Payment, then Purple will additionally pay EdiZONE the difference between 3X LTM Royalties and the Transfer Payment amount.

5.3. Taxes. EdiZONE will be solely responsible for any taxes that may apply to the Transfer Payment (net of any adjustments as set forth above) and any tax liability associated with any amounts received under the License Agreement prior to the Effective Date.

6. Representations and Warranties.

6.1. By EdiZONE. EdiZONE represents and warrants to Purple that:

(a) EdiZONE has all requisite power and authority to enter into and perform this Agreement, and, to the best of EdiZONE’s knowledge, its execution and performance of this Agreement does not and will not conflict with any agreements, obligations, or commitments of EdiZONE with respect to any third parties;

(b) EdiZONE was, immediately prior to the assignment to Purple as set forth above, the Licensor under the License Agreement, with full, valid rights to enforce the same against ACTI, and EdiZONE has not assigned the License Agreement (or any rights thereunder) to any third party or otherwise encumbered its rights under the License Agreement; and

(c) EdiZONE’s disclosures in response to Purple’s due-diligence inquiries in anticipation of this Agreement have been full and accurate, based on the information known to Terry Pearce, Tony Pearce, Carrie Pearce, and/or Gaelyn Pearce and/or in EdiZONE’s and/or TNT’s files (but without requiring them to perform any special investigation or audit, or to breach any duty of confidentiality to ACTI or others if EdiZONE has advised Purple when and how such confidentiality obligations affect EdiZONE’s disclosures). Indeed, Purple acknowledges that EdiZONE is unable to view a large cache of emails between EdiZONE and ACTI.

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6.2. By Purple. Purple represents and warrants to EdiZONE that Purple has all requisite power and authority to enter into and perform this Agreement, and, to the best of Purple’s knowledge, its execution and performance of this Agreement do not and will not conflict with any agreements, obligations, or commitments of Purple with respect to any third parties.

6.3. Independent Knowledge. Purple acknowledges that it has certain knowledge regarding ACTI’s activities as a result of, among other things, Purple’s communications with personnel of ACTI and/or third parties and other due diligence and that EdiZONE will have no liability to Purple for any representation or warranty that Purple knows to be untrue as a result of any such knowledge in Purple’s possession as of the Effective Date.

7. Indemnification.

7.1. Obligation. Subject to the representations and warranties by EdiZONE set forth above, Purple agrees to indemnify and hold harmless the EdiZONE Group (as defined below) from and against any claims by ACTI or its affiliates, successors, or assigns: (i) for EdiZONE’s breach of the ACTI License on or before the Effective Date; or (ii) arising out of or caused by the Parties’ execution and/or performance of this Agreement (whether such claim is based on a violation of the 2010 Amended Permanent Injunction in Case No. 060910483 or otherwise) or (iii) Purple’s ownership, enforcement or breach of the ACTI License on or after the Effective Date.

7.2. Definition. As used herein, the “EdiZONE Group” means and includes: (i) EdiZONE and TNT; (ii) any business entity that controls, is controlled by, or is under common control with EdiZONE and/or TNT; (iii) Terry Pearce, Tony Pearce, Carrie Pearce, and Gaelyn Pearce, each in his or her capacity as an owner, officer, member, agent, or other representative of any of the entities described in clause (i) or (ii); and (iv) any successor of any of the entities or persons described in clauses (i)-(iii), each in its, his, or her capacity as such, but in each case excluding any purported successor to EdiZONE’s rights in the License Agreement.

7.3. Notice. EdiZONE Group will promptly notify Purple of any applicable claims, tender to Purple sole control and authority over the defense and settlement of such claims, and provide Purple (at Purple’s cost) with reasonable cooperation and information as Purple may reasonably request in connection with the defense and/or settlement of any such claim, subject to compensation to such EdiZONE Group member with compensation for the time incurred. Such cooperation will include, without limitation, prompt approval by the relevant member(s) of the EdiZONE Group of any Purple-requested settlement that fully releases the relevant member(s) of the EdiZONE Group from liability. EdiZONE (on behalf of itself and the other members of the EdiZONE Group) agrees that Purple may conduct the defense and settlement of any such claims through (and will be responsible for the fees and expenses only of) counsel chosen and retained by Purple.

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8. Confidentiality. EdiZONE shall, from and after the Effective Date, take all commercially reasonable measures to preserve the confidentiality of any trade secrets and proprietary information included in the Incremental IP, and will treat the same as Confidential Information of Purple for purposes of Section 11 (Confidentiality) of the Assignment and License Back. In addition, each Party agrees to keep the terms of this Agreement, including but not limited to the amount of the Transfer Payment, confidential, and neither will disclose the same to any third party without the other Party’s consent; provided, however, that either Party may disclose the terms of this Agreement: (i) as reasonably necessary to comply with applicable laws, regulations, or securities exchange rules or to enforce its rights hereunder; (ii) in confidence to its business or legal advisors; and/or (iii) in confidence to its actual or prospective investors, acquirers, providers of capital, licensees, and/or assignees in order to advise them of the nature and extent of the Parties’ rights and obligations hereunder.

9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that EdiZONE may not assign this Agreement, or any of its rights or obligations hereunder, to any third party without Purple’s prior written consent, and any attempt to do so will be void. Purple may assign this Agreement without EdiZONE’s consent.

10. Controlling Law and Jurisdiction. This Agreement shall be construed in accordance with the law of the State of Utah applicable to agreements that are executed and fully performed therein. The Parties agree that the courts of the State of Utah and the United States District Courts therein shall have exclusive jurisdiction of any action or proceeding arising out of or related to this Agreement, without consideration of the applicable laws pertaining to conflict of laws.

11. Injunctive Relief. Given the unique and proprietary nature of the rights granted to Purple under this Agreement and Purple’s dependence upon EdiZONE to fulfill its obligations hereunder, the Parties acknowledge and agree that any breach by EdiZONE of its obligations or covenants under this Agreement would cause Purple irreparable harm for which monetary damages would not be an adequate remedy, and Purple will be entitled to equitable relief, including injunctive relief and specific performance, for any threatened or actual breach of this Agreement in addition to all available legal remedies. Given the indemnification and hold harmless granted to EdiZONE and the other members of the EdiZONE Group under this Agreement and their dependence upon Purple to fulfill its obligations hereunder, the Parties acknowledge and agree that any breach by Purple of its obligations or covenants under this Agreement would cause one or more of them irreparable harm for which monetary damages would not be an adequate remedy, and they will be entitled to equitable relief, including injunctive relief and specific performance, for any threatened or actual breach of this Agreement in addition to all available legal remedies.

12. Entire Agreement. This Agreement is the Parties’ entire agreement and understanding regarding the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings among the Parties with respect to such subject matter; provided, however, that for the avoidance of doubt, the Parties acknowledge that the Assignment and License Back continues to be in full force and effect except to the extent expressly set forth in this Agreement.

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13. Severability. The Parties will cooperate with one another in good faith to give effect to and accomplish the purposes of this Agreement and its provisions to the fullest extent permitted under applicable laws. If any term or provision of this Agreement is determined to be invalid or unenforceable in any situation or in any jurisdiction, it shall be deemed amended consistent with the intent of this Agreement to the narrowest extent possible to render that provision valid and enforceable or, if necessary, removed from this Agreement, and shall not diminish the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Amendments and Waivers. No amendment of any provisions of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party, as applicable, making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Such counterparts may be executed and/or delivered by electronic means by either of the Parties, and any signature page so executed and/or delivered shall be treated as an original signature page of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of Parties has caused its authorized representative to execute and deliver this License Transfer and IP Assignment Agreement as of the Effective Date written above.

EdiZONE, LLC		Purple Innovation, LLC

By:	/s/ Tony M. Pearce	By:	/s/ Joseph B. Megibow

Name:	Tony M. Pearce	Name:	Joseph B. Megibow
Title:	Manager	Title:	CEO
Date:	August 13, 2020	Date:	August 14, 2020

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EXHIBIT A

[License Agreement attached]

4831-9250-5029\10

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Amended and Restated License Agreement

This Amended and Restated License Agreement (the "Agreement") is entered into this 28th day of January 2010, and is by and between the following:

LICENSOR: TNT Holdings, LLC
123 East 200 North
Alpine, UT 84004
Phone: (801)756-2600
Fax: (801) 756-2061
Email: tony@edizone.com

LICENSEE: Advanced Comfort Technologies, Inc.
4080 South West Temple, #1
Murray, UT 84107-1426
Phone: (801) 272-3144
Fax: (801) 272-3145
Email: brazz@intellibed.com

Recitals

A. Licensee is a party to that certain Agreement dated January 25, 2002, between the Licensee and EdiZONE, LC, nka E-Zone, LLC, a Utah limited liability company ("EdiZONE"), and Licensee and EdiZONE are also the parties to the First Amendment to License dated November 6, 2002, Second Amendment to License dated June 18, 2003, Third Amendment to License dated March 11, 2005, and Settlement Agreement ("Settlement Agreement") dated March 30, 2006 (with respect to those provisions that modify or amend that Agreement) all of which amendments and agreement amend the afore-stated Agreement dated January 25, 2002 (the Agreement as amended by the First Amendment to License, Second Amendment to License, Third Amendment to License, and Settlement Agreement are collectively referred to as the "Original License Agreement"); and

B. The rights and obligations of EdiZONE and of Licensor, as an assignee of EdiZONE's rights and obligations under the Original License Agreement, and of Licensee under the Original License Agreement, and other business activities and transactions, were the subject of a lawsuit filed in the District Court for the Third Judicial District, County of Salt Lake, State of Utah entitled *Advanced Comfort Technology, Inc., v. EdiZONE, LC, et al.,* Case No. 060910483 (the "ACTI Lawsuit"), and the rights and obligations of the parties under the Original License Agreement were the subject of a lawsuit filed in the District Court for the Third Judicial District, County of Salt Lake, State of Utah entitled E-Zone, LLC v. *Advanced Comfort Technologies, Inc.*, Case No. 090907333 (collectively the "Litigations"); and

C. Concurrently with the execution of this Agreement the Licensor, Licensee and other parties to the Litigations are entering into a Confidential Settlement Agreement and Joint Global Release of even date herewith (the "Second Settlement Agreement"), and pursuant thereto are consenting to the entry by the court of an Amended Permanent Injunction in the ACTI Lawsuit (the "Amended Injunction"); and

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D. The parties to this Agreement and the ACTI Lawsuit are agreed that all references in the Amended Injunction to the "New License Agreement" and the "Amended and Restated License Agreement" and to any term or provision of the "New License Agreement" and the "Amended and Restated License Agreement" shall mean the Original License Agreement as restated and amended by this Agreement;

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1. - DEFINITIONS

1.1 Technology Rights. The following terms shall each have their respective defined meanings:

(a) Licensed Gel Material. The term "Licensed Gel Material" (referenced as "Gelastic" in the Original License Agreement) shall mean elastomer gels as owned by Licensor, including the gels themselves, formulations for making the gels, methods for making the gels, products made from the gels and methods for making products from the gels, as defined by U.S. Patent 5,994,450, U.S. patent applications 2006/0194925 filed February 1, 2006 and 12/080,088, filed March 31, 2008, regardless of whether there are any valid patent rights thereto. Licensor and Licensee acknowledge that the claims of U.S. Patent 5,994,450 have been rejected by the USPTO. Licensed Gel Material shall not be construed to mean "Goooz", which is defined below. Licensed Gel Material is included in the License of this Agreement only insofar as it is used in making Licensed Gel Structure, and nowhere in this Agreement shall non-Licensed Gel Structure applications of Licensed Gel Material be construed to be included in any License.

(b) Licensed Gel Structure. The term "Licensed Gel Structure" (referenced as "Intelli-Gel" and which is sometimes also referred to as "Gellycomb" in the Original License Agreement) shall mean a cushioning structure made from "Elastomeric Gel Materials" only as defined in this section 1.1(b) where the cushioning structure consists of multiple hollow buckling columns in any configuration wherein the hollow buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), and includes cushioning devices that incorporate the cushioning structure in any column structure pattern, products that incorporate the cushioning structure in any column structure pattern, and methods for making products that incorporate the cushioning structure in any column structure pattern, as defined by the specifications and claims of U.S. Patents 5,749,111, 6,026,527 and 7,076,822 and the allowed but not yet issued U.S. patent application 20050173836 entitled "Screed Mold Method", regardless of whether there are any valid patent right thereto. For purposes of illustration, but not limitation, the diagrams attached hereto as Exhibit A are examples of the above-described cushioning structure.

The foregoing notwithstanding, Licensed Gel Structure under this definition does not include hollow buckling columns where the hollow buckling column walls are not joined together at any point of a column wall (including, but not limited to, a corner), but are

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connected by a rib or other member, regardless of the material from which the rib or other member is made. For purposes of illustration, and by way of limitation of the License granted hereunder, the diagrams attached as Exhibit B, and incorporated herein, are examples of cushioning structures that are not within the above description of Licensed Gel Structure. Furthermore, by way of limitation of the License granted hereunder, the definition of Licensed Gel Structure herein does not include the following other technologies of Licensor:

"GelCore," which is a gel cushion comprising gel or other elastomeric materials, with or without intentional bubbles or microspheres, utilizing the inventions broadly defined in the "Gel Cores" section of U.S. provisional patent application 61/216,787 filed approximately May 21, 2009, regardless of whether there is any valid patent right thereto; provided, that a cushioning technology shall not be deemed to be GelCore if it contains a structure that has hollow buckling columns in any configuration where the hollow buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), unless the gel or other elastomeric material is Foamed Gel, Gel-Coated Foam, Gel-Coated Objects, or Goooz, or unless the hollow buckling columns are joined by a rib or other member as defined above;

"XOgel," which is a gel cushion comprising gel or other elastomeric materials, with or without intentional bubbles or microspheres, utilizing the inventions broadly defined in U.S. utility patent application 12/229,724, filed August 25, 2008, entitled "Three-Dimensionally Patterned Gel Cushions or Alternating Pattern Gel", regardless of whether there is any valid patent right thereto; provided, that a cushioning technology shall not be deemed to be XOgel if it contains a structure that has hollow buckling columns in any configuration where the buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), unless the gel or other elastomeric material is Foamed Gel, Gel-Coated Foam, Gel-Coated Objects, or Goooz, or unless the hollow buckling columns are joined by a rib or other member as defined above;

"Omega-Gel," which is a gel cushion comprising gel or other elastomeric materials, with or without intentional bubbles or microspheres, utilizing the inventions broadly defined in U.S. utility patent application 12/287,056, filed October 3, 2008, entitled "Combo Gel Cushioning Elements", regardless of whether there is any valid patent right thereto; provided, that a cushioning technology shall not be deemed to be Omega-Gel if it contains a structure that has hollow buckling columns in any configuration where the hollow buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), unless the gel or other elastomeric material is Foamed Gel, Gel-Coated Foam, Gel-Coated Objects, or Goooz, or unless the hollow buckling columns are joined by a rib or other member as defined above;

"Pocketed Gel," which is a gel cushion comprising gel or other elastomeric materials, with or without intentional bubbles or microspheres, utilizing the inventions broadly defined in the "Individually Pocketed Non-Linear Members" portion of Licensee's U.S. provisional patent application 61/216,787 filed approximately May 21, 2009, entitled "Cushions with Individually Pocketed Non-Linear Members, Gel Springs with Joiner Ribs, Gel Cores", regardless of whether there is any valid patent right thereto; provided,

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that a cushioning technology shall not be deemed to be Pocketed-Gel if it contains a structure that has hollow buckling columns in any configuration where the hollow buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), unless the gel or other elastomeric material is Foamed Gel, Gel-Coated Foam, Gel-Coated Objects, or Goooz, or unless the hollow buckling columns are joined by a rib or other member as defined above;

"GelSprings," which is a gel cushion comprising gel or other elastomeric materials, with or without intentional bubbles or microspheres, utilizing the inventions broadly defined in U.S. utility patent application 12/287,047, filed October 3, 2008, entitled "Gel Springs", regardless of whether there is any valid patent right thereto; provided, that a cushioning technology shall not be deemed to be GelSprings if it contains a structure that has hollow buckling columns in any configuration where the hollow buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), unless the gel or other elastomeric material is Foamed Gel, Gel-Coated Foam, Gel-Coated Objects, or Goooz, or unless the hollow buckling columns are joined by a rib or other member as defined above; and

"X-Gel," which is a gel cushion comprising gel or other elastomeric materials, with or without intentional bubbles or microspheres, utilizing the inventions broadly defined in Licensor's "Ribbed Gel" utility patent application, serial number 12/287,057 filed October 2, 2008, regardless of whether there is any valid patent right thereto; provided, that a cushioning technology shall not be deemed to be X-Gel if it contains a structure that has hollow buckling columns in any configuration where the hollow buckling column walls are joined together at any point of a column wall (including, but not limited to, a corner), unless the gel or other elastomeric material is Foamed Gel, Gel-Coated Foam, Gel-Coated Objects, or Goooz, or unless the hollow buckling columns are joined by a rib or other member as defined above.

For purposes of this definition of Licensed Gel Structure and, by way of limitation of the License granted hereunder, "Elastomeric Gel Materials" includes Licensed Gel Material or other elastomeric gels or materials that have substantially the same properties as Licensed Gel Material, but specifically excludes Foamed Gel, Goooz, Gel Coated Foam (whether the gel coating is Licensed Gel Material or otherwise), Gel-Coated Objects (whether the gel coating is Licensed Gel Material or otherwise), and any material containing deliberately introduced air bubbles, microspheres, or other foaming agents. By way of clarification of the foregoing:

"Goooz" means gelatinous elastomer which is designed to have a slower rebound from deformation than Licensed Gel Material or other elastomer accomplished by means of utilizing resin or other flow modifier in the plasticizer (a gelatinous elastomer is Goooz if 50% compressive deformation takes at least one full second to fully rebound);

"Gel-Coated Foam" means foamed polymer (as examples, open cell polyurethane foam or closed cell polyethylene foam) coated with Licensed Gel Material or other elastomer, where the foamed polymer makes up at least 30% of the overall volume of the combined materials;

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"Gel-Coated Objects" means objects of any kind or shape (as examples, solid plastic beads or wood shavings) coated with Licensed Gel Material or other elastomer, where the objects make up at least 30% of the overall volume of the combined materials; and

"Foamed Gel" means any type of Elastomeric Gel Materials with not less than 15% bubbles on average by volume of the Elastomeric Gel Materials (and not the hollow columns between the Elastomeric Gel Materials walls) upon removal from the mold completely cooled, regardless of whether the bubbles are open-cell, closed-cell, or microsphere, and wherein the intent of the manufacturing process is that the bubbles be distributed as evenly as practical in the Elastomeric Gel Materials. In the event that the bubbles are 3M K-37 Microspheres or other microspheres of 0.37 gm/cc true density, whether a piece of Elastomeric Gel Materials contains at least 15% microspheres by volume shall be determined by weighing a sample of the Elastomeric Gel Materials (hereafter "Sample") and comparing it to gel structure made from "Solid Gel." Solid Gel is the same Elastomeric Gel Materials that surrounds the microspheres in the Sample except Solid Gel will have no microspheres or other intentional bubbles and substantially no unintentional bubbles. Solid Gel shall be made in the same mold set as the Sample and shall contain identical numbers of hollow columns of Elastomeric Gel Materials as the Sample. If the Sample weighs more than 92.65% of the weight of the Solid Gel, it shall be conclusively deemed to have less than 15% microspheres on average by volume and, therefore, if sold in the Licensed Field of Use in the Geographic Region will be in violation of this Agreement. The production run of Elastomeric Gel Materials from which the Sample is taken may be redirected to be sold outside the Licensed Field of Use and/or outside the Geographic Region if it exceeds this weight; provided, that that Licensor agrees not to redirect such production run to a person it reasonably believes will sell Licensed Product in the Geographic Region in violation of the License granted to Licensee hereunder. If the Sample weighs less than 92.65% of the Solid Gel, it shall be considered to be made from "Foamed Gel" for purposes of this Agreement. In the event that the bubbles are other than 3M K-37 Microspheres or other microspheres of 0.37 gm/cc true density, whether a piece of Elastomeric Gel Materials contains at least 15% bubbles by volume shall be reasonably agreed between Licensor and Licensee, if necessary using the conflict resolution procedure outlined in Paragraph 12.5 herein, including but not limited to having a court define a new threshold to replace the 92.65% threshold above if such court action is reasonably deemed necessary by either of the Parties.

(c) <u>Adjustable Shape Pillow</u>. The term "Adjustable Shape Pillow" shall mean technology related to a bladder-containing pillow wherein the shape of the pillow is modified by means of adjusting the amount of air within a bladder contained within the pillow, including products that incorporate this technology, as defined in Licensor's formerly pending U.S. patent application serial number 60/199,587 filed April 18, 2000, regardless of whether there are any valid patent rights thereto. Adjustable Shape Pillow is included in the License of this Agreement only insofar as its use in Licensed Gel Structure pillows is within the Licensed Field of Use, and nowhere in this Agreement shall non-Licensed Gel Structure applications of Adjustable Shape Pillow be construed to be included in any License. The Parties acknowledge that some of the features of the prototype bladders provided to Licensee by Licensor and

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heretofore being used by Licensee in Licensed Product are the proprietary property of the maker of those bladders and not of Licensor.

(d) Trade Secrets. The Parties specifically acknowledge that Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow are held by and are protected by Licensor as trade secrets as defined in Utah Code Annotated § 13-24-1 *et seq.* The subject matter so held by Licensor is referred to herein as the "Trade Secrets."

(e) Know-How. "Know-How" shall mean information related to manufacturing, production and commercialization of Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow.

(f) United States Patent Rights. "United States Patent Rights" shall mean the applicable parts of one or more United States patent applications which Licensor has filed or may file in its efforts to secure United States patent protection for Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow and any and all issued patents, reissue patents, reexamined patents and corrected patents based on any of them.

(g) Foreign Patent Rights. "Foreign Patent Rights" shall mean the applicable parts of any and all foreign national patent applications which Licensor may file in its efforts to secure foreign patent protection for Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow, and any and all issued patents, reissue patents, reexamined patents and corrected patents based on any of them.

(h) Patent Rights. "Patent Rights" shall mean United States Patent Rights and Foreign Patent Rights collectively.

(i) Technology Rights. "Technology Rights" shall mean Licensed Gel Material, Licensed Gel Structure, Adjustable Shape Pillow, the Trade Secrets, Know-How and Patent Rights, collectively.

1.2 Trademark Rights. "Trademark Rights" shall mean all U.S. common law, federal and state trademark and service mark rights and all foreign trademark and service mark rights to the marks "GELASTIC", "INTELLI-GEL," "INTELLI-PILLOW" and all variations of them which may be used to designate the source or origin of Licensed Gel Material products and services or Licensed Gel Structure products and services. No rights are granted by Licensor to Licensee relating to the "ORTHOJUST", "ORTHO-GEL", "GELCORE", "XOGEL", "OMEGA-GEL", "POCKETED GEL", "GELSPRINGS", X-GEL", "GELLYCOMB", "WONDER-GEL", "GOOOZ", "NEXGEL", "SOLUTIONS", "SWEET MORNINGS", "AWAKENINGS", "DISTINCTIONS", "SPINALGEL", "INTEGRATED GEL THERAPY", "ULTRA-SUPPORT FOUNDATION", "ORIGINAL BLUE GEL", "CROSS-GEL" and "DURAGEL" marks and all variations of each of them, and each of these marks is specifically excluded from the Trademark Rights and may be used by Licensor and its third party licensees as Licensor sees fit.

1.3 Information. During the performance of the terms of this Agreement, Licensee will learn highly sensitive, proprietary information owned by Licensor. The information may include inventions, trade secrets, information concerning or relating to Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow, designs, patent applications, formulas, processes, recipes,

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equipment, prototypes, models, mock-ups, samples, materials, manufacturing methods, business plans, marketing information, customer lists, forecasts and the like ("Information").

1.4 Confidential Information and Confidential Materials. "Confidential Information" means any and all Information disclosed by Licensor to Licensee. "Confidential Materials" means any tangible medium (paper, film, magnetic media, actual models, mock-ups, materials, samples, prototypes, etc.) containing or fabricated using Confidential Information. Confidential Information shall not include any information which (i) was in the public domain prior to the execution of this Agreement, or (ii) was already known by the Receiving Party, provided that this Paragraph 1.4(ii) is only applicable if within ten (10) days of disclosure of any Confidential Information of which the Receiving Party claims prior knowledge, the Receiving Party both notifies the providing Party in writing of such prior knowledge and provides the providing Party with documentary evidence showing such prior knowledge.

1.5 Geographic Region. The term "Geographic Region" shall mean the fifty states of the United States of America, Puerto Rico and Canada.

1.6 Licensed Field of Use.

(a) "Licensed Field of Use" shall mean consumer mattresses, consumer mattress overlays, consumer bed head pillows, hospitality mattresses (but not hospitality mattress overlays) and hospitality bed head pillows. Hospitality shall mean such products sold to those who provide hospitality sleeping services (for example, hotels, resorts, casinos, bed and breakfast and motels). Consumer shall mean such products sold for home use through non-medical-specialty consumer mattress distribution channels including, but not limited to, retail stores other than medical product specialty stores, the Internet, catalogs distributed generally to consumers, television shopping channels, direct mail to consumers, short-form and long-form infomercials, referral sources (such as chiropractors, physical therapists, massage therapists, and others engaged in the health services industry but not medical doctors), and magazines (but not medical industry trade magazines). It is acceptable to make medical claims about the products, and to have doctors and chiropractors recommend that patients purchase a mattress or overlay or pillow, so long as the mattress or overlay or pillow are not sold in medical specialty channels as described in Paragraph 1.6(b) of this Agreement. As for the referral sources described above, in the event that there is a conflict herein with the license granted to Gaymar Industries, Inc. in June 2008, Licensee shall not use medical referral sources that are within the scope of the licensed field of use as described in the terms of the license granted to Gaymar Industries, Inc., as of the date of this Agreement and that are objected to by Gaymar Industries, Inc.

(b) The following product areas are expressly excluded from the Licensed Field of Use, though this is not an indication of all excluded products: (i) Mattresses, mattress overlays and pillows for medical beds (acute care, long term care, and home health care), operating tables, stretchers and gurneys; positioning and heating or cooling pads for surgery; and medical devices intended for relief or reduction of pressure and shear on tissue while lying down or while sitting in a medical bed (e.g., heel protectors) including human and veterinary products; (ii) all wheelchair related products; (iii) all products distributed through medical channels ("medical channels" shall mean the following: DME dealers, specialty medical dealers, general line medical distributors, medical products catalogs and direct sales to medical care facilities); and (iv) all product areas not specifically granted in 1.6(a) herein.

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(c) The terms "overlay", "mattress overlay", "topper" and "mattress topper" shall have the same meaning and shall mean any cushioning for all or part of the human body (except for head-specific cushioning, such as bed head pillows) intended to be placed on top of a bed or mattress, but which is not integral to a mattress, even if the overlay or topper is attachable to a mattress via use of an attachment mechanism, provided that the mattress does not have built-in means for attaching it to the mattress overlay. A mattress overlay meeting this definition shall not be considered a mattress instead of an overlay even if the overlay is sold in the same store as mattresses, and even if the overlay is displayed on top of a mattress with which it is not integrally constructed. By way of example and without limiting the foregoing, the following will be considered a mattress overlay and not a mattress: (i) a mattress overlay that includes straps for attachment to a mattress, and (ii) a mattress overlay sold with a non-skid pad for placement between the overlay and a mattress to minimize sliding of the overlay with respect to the mattress. Further by way of example, and without limiting the foregoing, the following shall be considered a mattress and not a mattress overlay: an overlay and mattress combination where the mattress has a built-in-zipper that is shared with the overlay so that the overlay is zipped to the mattress to yield a unitary device.

1.7 Reserved Fields of Use. "Reserved Fields of Use" shall mean all fields of use not expressly recited in the Licensed Field of Use.

1.8 Licensed Product. "Licensed Product" shall mean any product or service which embodies or is made using Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow and which subsists within the Licensed Field of Use.

1.9 Customer. "Customer" shall be any third party that acquires possession of a Licensed Product from Licensee directly or indirectly (whether by purchase, rental, lease or otherwise), or receives a service performed by Licensee using a Licensed Product.

1.10 Net Sales. For any particular article of Licensed Product sold, rented or leased, "Net Sales" shall mean the actual sales, rental or lease price of the Licensed Product charged by Licensee or its customers at the wholesale level (the level just prior to retail) or at the retail level if sold by Licensee at retail, in a bona fide transaction with a third party, as per invoices covering such sales, rentals or leases, less deductions for all returns and actual non-reimbursed shipping costs applicable to sales. If Licensee exchanges Licensed Product for valuable consideration other than cash, including an exchange for services, "Net Sales" shall be the fair market value of such consideration.

SECTION 2. - THE LICENSES

2.1 Technology License. Subject to and on the terms and conditions contained herein, especially but not limited to the Reserved Technology License of Paragraph 2.2 below, Licensor hereby grants to Licensee, and Licensee hereby accepts, a license of the Technology Rights to make, use, and sell Licensed Product in the Geographic Region. The Technology License shall be exclusive for mattresses and shall be non-exclusive for mattress overlays and pillows. This includes the right to have subcontractors make Licensed Product for Licensee with the use of Licensed Gel Structure component parts. This includes the right to manufacture Licensed Gel Structure component parts only for use in Licensed Product sold by Licensee, and specifically excludes the right to manufacture or sell Licensed Gel Structure component parts for or to third parties for any other purpose than making Licensed Product as a subcontractor for Licensee. This license is referred to in this Agreement as the

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"Technology License." To the extent that the Technology License terminates or is terminated for a particular market, jurisdiction or country under this Agreement, Licensee shall not make, use or sell any Licensed Product or Licensed Gel Structure component parts for use in any product in such country or region in which the License terminates or is terminated, and Licensor shall be permitted to market and sell or license the Technology Rights, and to manufacture, market and sell products using the Technology Rights to third parties in such country or region. The exclusivity of the Technology License shall apply to marketing and selling in full, and to manufacturing except as described in the next sentence. In the event that Licensor or its third party licensee desires to have products which are described by the Technology Rights manufactured in whole or in part within the Geographic Region for marketing and sales outside the Geographic Region, Licensor or its third part licensee shall have the right to do so provided the manufacturer agrees in writing that the product will not be made for any purposes which violate this Agreement. In the event that the Licensee desires to have Licensed Product or Licensed Gel Structure manufactured in whole or in part in an area outside the Geographic Region, Licensee shall have the right to do so with the written permission of Licensor, which shall not be unreasonably withheld. Licensee specifically agrees not to market products using the Technology Rights outside the Geographic Region. With respect to the Reserved Technology License and any license subsequently granted by Licensor thereunder to another person following the Effective Date, Licensor shall not grant any such license to a person that Licensor reasonably believes will sell Licensed Product in the Geographic Region in violation of the License granted to Licensee hereunder.

2.2 Reserved Technology License. Licensor reserves for itself the right to make and use Licensed Product for the purposes of Licensor's further testing and development of Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow or for sale outside the Geographic Region. Licensor also reserves for itself the right to engage in any activities whatsoever with respect to Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow in the Reserved Fields of Use, and with respect to any other technologies not licensed to Licensee herein in any fields of use. This is collectively referred to in this Agreement as the "Reserved Technology License." Notwithstanding the Reserved Technology License, Licensor shall have no obligation to further test, develop or improve Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow.

2.3 Trademark License. Subject to and on the terms and conditions contained herein, especially but not limited to the Reserved Trademark License of Paragraph 2.4 below, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive license of the Trademark Rights for the limited purpose of designating the source or origin of Licensed Product and services performed using Licensed Product only in the Geographic Region, except that Licensee shall have the exclusive right to use the Intelli-Gel trademark when referring to non-medical mattresses, mattress overlays, pillows, and/or other bedding products in the Geographic Region. This exclusivity does not preclude Licensor from using or licensing the use of the Intelli-Gel trademark to designate any product in any other field of use within the Geographic Region or any product in any field of use outside the Geographic Region anywhere else in the world; provided, however, Licensor shall not grant any such license to a person that Licensor reasonably believes will sell Licensed Product in the Geographic Region in violation of the License granted to Licensee hereunder. This exclusivity does not preclude Licensor from using or licensing the use of the Intelli-Gel trademark to designate any products licensed to Gaymar Industries, Inc. This license is referred to in this Agreement as the "Trademark License."

2.4 Reserved Trademark License. Licensor reserves for itself the right to exploit the Trademark Rights in any manner that is not in direct conflict with the Trademark License.

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2.5 The License. As used herein, "License" shall mean the Technology License and the Trademark License collectively.

2.6 No Sublicense without Consent. Licensor has specifically chosen Licensee to commercialize Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow in the Licensed Field of Use. Accordingly, Licensee shall not, and Licensee has neither the right nor the power to, grant any sublicense under the License to any third party with the exception of wholly owned subsidiaries of Licensee without the advance written consent of Licensor. No party other than Licensee and its wholly owned subsidiaries has the right to exploit the License or any portion thereof. By way of illustration and not by way of limitation, the following activities by Licensee are considered sublicensing and Licensee expressly agrees not to engage in such activities: (1) selling Licensed Gel Structure mattress components, Licensed Gel Structure mattress overlay components, Licensed Gel Structure pillow components, or Licensed Gel Structure components of any kind to a third party for its use in making mattresses, mattress overlays, pillows, or any other product for sale to anyone other than Licensee in a bona fide arms-length transaction with Licensee; and (2) allowing third parties to make, market or sell Licensed Product other than making and selling such Licensed Product for and to Licensee in a bona fide arms-length transaction with Licensee. By way of further illustration, but not by way of limitation, of the foregoing, providing Licensed Gel Structure to a third party subcontract manufacturer of Licensed Product, purchase of such Licensed Product from the manufacturer by Licensee, and sale of the Licensed Product to the same manufacturer for resale through its distribution channel is not a prohibited sublicense if the purchase and sale result in bona fide payments between the parties for each sale and gross margins for each party that are typical of industry gross margins at the applicable level in the distribution chain.

2.7 Reservations. Rights not expressly granted to Licensee under this Agreement or the License are reserved by Licensor. No part of this Agreement shall be interpreted to prevent Licensor from engaging in any activities that do not directly conflict with any obligation of Licensor under this Agreement. For example, and without any limitation, Licensor can commercially exploit the technology, trademarks and rights reserved by Licensor in any way not inconsistent with the License granted to Licensee, including but not limited to competing with Licensee in the bedding industry or market, to the fullest extent of the rights reserved to Licensor.

SECTION 3 - TECHNOLOGY RIGHTS AND CONSULTATION

3.1 Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow Formulations and Processes. Licensee acknowledges that it already has received from Licensor formulations and processes for the manufacture of Licensed Gel Material, Licensed Gel Structure, and Adjustable Shape Pillows, which Licensor believes to be best suited for Licensed Product. The two exceptions to the foregoing sentence are: (1) that Licensor shall provide a recommendation for formulation of a new gel described in 1.1(a) herein; and (2) that Licensor shall provide any and all Trade Secrets and Know-How related to the screed mold method that are not included in the Screed Mold Method patent, as stated in 1.1(b) herein, which Licensor shall transfer to Licensee (the "Technology Transfer"). The Technology Transfer will be 100% of the recommended formulation and all such Trade Secrets and Know-How developed between January 25, 2002 and the Effective Date, with nothing held back. The Technology Transfer shall be provided within ninety (90) days of the Effective Date, and there shall be no requirement for design work or project management work or consulting work or any other work than providing information. By way of description, the Technology Transfer shall include (a) a complete list of vendors including their part numbers along

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with contact information for each vendor; (b) a detailed equipment list for all equipment used in the manufacturing process, as well as contact information for each supplier; (c) batch formulation details for Licensed Gel Structure; and (d) equipment process settings for each piece of equipment with ranges. In addition to the above, as part of the Technology Transfer, ACTI shall be provided two work shifts of unrestricted hands-on training at an existing production facility available to Licensor, or if for any reason such facility is not available, Licensee's facility, by one or more representatives of Licensor who are familiar with production of Licensed Gel Structure made from Licensed Gel Material. Full cooperation shall be received from that person or other knowledgeable employees or principals of Licensor in answering any questions that may be asked related to the manufacturing process. The Licensor will also agree to answer any and all questions for 90 days after the Technology Transfer has been complete. Notwithstanding the above, Licensor does not need to provide detailed designs or project management information, nor does Licensor have to create any documentation that does not already exist and it is sufficient for such information to be transferred orally. Licensor shall provide such information to the best of its reasonable ability as of the Effective Date. Licensor does not warrant that such information will provide successful or economical or quality gel components, and Licensee takes full responsibility for implementation of such information at the sole discretion of Licensee. From time to time, at Licensor's own initiative or at Licensee's request, Licensor may at is sole discretion provide Licensee with updates concerning Licensed Gel Material formulations and manufacturing processes for Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow to the extent the Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow formulations or processes have been improved. Licensee shall only use Licensed Gel Material and other gel formulations provided or approved (which approval shall not be unreasonably withheld) by Licensor in Licensee's Licensed Product.

3.2 Questions and Consultation. Licensee may contact Licensor from time to time with questions about Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow and Licensor shall attempt to answer those questions. However, if Licensee wishes for Licensor to engage in any research, development, testing or evaluation work concerning Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow, Licensee may propose a project to Licensor and Licensor shall respond to Licensee's proposal as Licensor sees fit in a timely manner.

SECTION 4 - CONSIDERATION

4.1 License Issue Fee. In consideration for grant of the License, Licensee shall pay to Licensor a License Issue Fee of ten dollars ($10.00), which is acknowledged to have been received by Licensor. The entire License Issue Fee shall be deemed earned when paid and shall be completely non-refundable.

4.2 Royalty. Licensee shall pay to Licensor a "Royalty" equal to eight percent (8.00%) of the Net Sales of each Licensed Product sold, rented, leased, or otherwise transferred or used during the Term of the License by Licensee or any wholly-owned subsidiary of Licensee. The Royalty shall be in addition to the License Issue Fee and shall not be offset by the License Issue Fee. The triggering event for the payment of the Royalty shall be the earliest of shipment of a Licensed Product by Licensee, the performance of a service using a Licensed Product, preparation of an invoice related to a Licensed Product or an associated service, or use or transfer of a Licensed Product.

4.3 Royalty Reduction. The License includes a complete package of potentially valuable technical information and legal rights for which Licensee is ready, willing and able to pay the License

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Issue Fee, the Royalty, and other payments and consideration due under this Agreement. Licensee and Licensor have considered, that at some point in time, there may cease to be patent claims or pending patent claims anywhere in the world that cover the Technology Rights or any portion of any of them. In that event, Licensor and Licensee agree that a Royalty should still be payable for the Technology Rights, but that a reduction in Royalty may be appropriate. Accordingly, the Royalty shall be reduced by 0.25% for all Royalties which accrue during any calendar quarter in which no patent claim or pending patent claim covers the Technology Rights or any portion of either of them for the entire calendar quarter.

4.4 Grant Back License of Improvements. In further consideration for the License, Licensee agrees to grant a non-exclusive license (the "Grant Back License") to Licensor of all improvements, modifications and extensions of the Technology Rights and any portion thereof conceived, owned or licensed by Licensee, its successors, assigns, employees and contractors, etc. during the Term of this Agreement. The Grant Back License shall cover all fields of use. Licensee shall promptly disclose to Licensor all improvements, modifications and extensions of the Technology Rights both orally and in writing. Without limiting the generality of the foregoing, and by way of example only, to the extent that Licensee designs specific consumer mattress, mattress overlay and pillow products using the Technology Rights but does not make an improvement, modification or extension to Licensed Gel Material or Licensed Gel Structure, then Licensee does not need to disclose or license the specific design of the consumer mattress, mattress overlay or pillow to Licensor; however, designs already disclosed to Licensor or any of its sister companies (including but not limited to EdiZONE) prior to the date of this Agreement shall be included in the Grant Back License. For the purpose of clarity, the Parties note that public domain subject matter is available for use by all, and lack of inclusion of public domain subject matter in the Grant Back License shall not be deemed a bar to any party utilizing public domain subject matter.

4.5 Payments. All references in this Agreement to dollars or $ shall mean dollars of the United States of America. All payments to Licensor shall be made in United States dollars. Licensee shall pay Licensor all Royalties due hereunder on a monthly basis. The Royalty payment for a given calendar month shall be made within thirty (30) days of the end of the calendar month in which the Royalty accrued. All payments due under this Agreement shall be paid by check to Licensor at the address shown on page 1 of this Agreement, or to any other person or entity which Licensor may designate to receive payments. In the place of payment by check, Licensee may at its sole option elect to pay the money by bank wire or other type of electronic transfer, provided the net amount received by Licensor is the full owed amount after payment of all fees and costs assessed at both ends of the transaction.

4.6 Reports. Within thirty (30) days following the end of each month, Licensee shall provide Licensor with a written report showing sales in such month and the amount of Royalty payable with respect thereto. Such reports shall include the following information: (a) the number of units of each type of Licensed Product sold, rented or leased, (b) Net Sales from (a), and (c) Royalty payable, and shall be in substantially the form of Appendix A attached hereto. A report of the type required under this Paragraph shall accompany each Royalty payment submitted to Licensor, or shall be sent without a Royalty payment if no Royalty payment is due for the month. For purposes of this paragraph and to facilitate efficient royalty audits, "each type of Licensed Product" shall mean in conjunction with the other terms that Licensee shall break down the information by whether it is a mattress or a mattress-foundation set or an overlay or an overlay-mattress-foundation set or a pillow and shall further break down the information by model number and size and any other such definitive

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identification such as, but not limited to, internal accounting numbers or SKU numbers. The information provided to Licensor in such reports is confidential information of Licensee, and Licensor shall not disclose, transfer or offer to disclose or transfer, any such information to any other person or entity, including without limitation any supplier, licensee, or customer of Licensor.

4.7 Overdue Payments. In the event Licensee fails to pay any amount when due hereunder, such amount shall bear interest at the rate of eighteen percent (18%) compounded monthly until the date when such amount is paid in full.

4.8 Non-Refundability of Payments. All payments made to Licensor by Licensee under this Agreement are made in consideration of Licensor disclosing potentially valuable Trade Secrets and Know-How to Licensee, providing Licensee with a potential competitive advantage in the marketplace, granting the Technology License and the Trademark License, Licensee's efforts to date in securing patent protection that may benefit Licensee and otherwise potentially enhancing Licensee's competitive position through performance of this Agreement. Accordingly, the Parties deem all payments made hereunder to be earned when paid and to be completely non-refundable.

SECTION 5 - LICENSEE PERFORMANCE CRITERIA

5.1 Minimum Royalty Payments. Licensor has elected to grant Licensee an exclusive License because of Licensor's belief in Licensee's ability to successfully commercialize Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow in the Licensed Field of Use. In order to ensure Licensor that Licensee's commercialization of Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow will be successful and that certain minimum royalty payments will be made by Licensee to Licensor, Licensee and Licensor have agreed upon a schedule of minimum royalty payments. It is the intention of Licensor and Licensee that the License only remains in force if Licensee makes minimum royalty payments in accordance with the schedule shown in Paragraph 5.2 below.

5.2 Minimum Royalty. A quarterly "Minimum Royalty" shall become payable by Licensee to Licensor on a calendar quarterly basis during the Term of the Agreement. The first Minimum Royalty shall be paid to Licensor within thirty (30) days following the end of the calendar quarter ending March 31, 2010. A Minimum Royalty shall then be payable from Licensee to Licensor each quarter throughout the Term of the Agreement. In the event that monthly Royalties payable in any calendar quarter do not reach the minimum amount set out below for such quarter, Licensee shall pay the Minimum Royalty set forth below on or before the due date of the monthly payment for the third month of that quarter. If the Royalty for the quarter exceeds the Minimum Royalty, Licensee shall pay the Royalty.

Mattress Overlays:	Nine thousand three hundred and seventy-five dollars ($9,375) per quarter
Mattresses:	Seventy five thousand dollars ($75,000.00) per quarter
Pillows:	Eighteen thousand seven hundred and fifty dollars ($18,750) per quarter

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5.3 Royalty Payments in Excess of Minimum Royalty. No Royalties paid, whether above, below, or equal to the Minimum Royalty, are to be considered an advance or credit against any Royalty (whether the Minimum Royalty or otherwise) which is due at any future date.

SECTION 6 - RESEARCH AND DEVELOPMENT SERVICES

6.1 R&D Services. At any time during the Term of the License, Licensee may request Licensor or any of its sister companies (each a "Pearce Company") to perform various research and development projects as directed by Licensee (the "R&D Services"). The R&D Services may include, without limitation, conceptual design, human factors analysis, product design, materials selection, materials analysis, materials testing, mold design, mold and tool making, prototype construction, manufacturing process and manufacturing system design, manufacturing system implementation, other production gear-up services, etc.

6.2 Project Scope and Direction. In the event Licensee desires one or more of the Pearce Companies to perform R&D Services, Licensee shall provide reasonable detailed research and development assignments to such Pearce Companies, scheduling and priority information, ongoing communication and review concerning the nature and direction of the R&D Services, and any other information reasonably requested by such Pearce Companies in conjunction with the R&D Services.

6.3 Utilization of R&D Services. R&D Services shall be performed at the Pearce Company Standard Rates (defined in Paragraph 6.4 below). All R&D Services must be authorized by Licensee and accepted by the Pearce Companies performing the R&D Services, at the sole discretion of each, and either Licensee or such Pearce Companies may terminate R&D Services on any project at any time (which shall not terminate the obligation of payment for services rendered to date). None of the Pearce Companies or Licensee is obligated to begin any particular project. All R&D Services will be performed on a best reasonable efforts basis, with no guarantee of a particular outcome or result.

6.4 Standard Rates. The Pearce Company Standard Rates for R&D Services are determined as follows: "Direct Labor", defined as the wages paid or allocated to the Pearce Company's employees, temporary employees, in-house job shoppers, owners, and others acting as or under the direct supervision of the Pearce Company's managers, including benefits and employment taxes except bonuses and retirement plans; plus an overhead burden factor of two (2.00) times Direct Labor; plus outside materials, subcontracts and other outside expenses marked up fifteen percent (15%) as an overhead factor; and then-current standard hourly rates for equipment usage (e.g., CNC milling machines, extruders, injection molding machines, rotational molding machines, and other equipment and machinery). Owners of a Pearce Company performing R&D Services reserve the right to forego a personal wage and allocate a wage level which shall be invoicable to Licensee as though it were a normal wage. The time of any Pearce Company accountant and clerical employees shall not be billed to Licensee unless Licensee makes requests for Licensee-specific accounting or clerical services. General management of a Pearce Company and its employees shall not be billed to Licensee; however, direct project management of any R&D Services by a Pearce Company's management, including internal meetings and meetings with Licensee, shall be billed. The Pearce Company Standard Rates as set forth in this paragraph are subject to change by thirty (30) calendar days' written notice from the Licensor to Licensee.

6.5 Access to Personnel. During any time that R&D Services under this Agreement are being performed, the Pearce Company shall provide Licensee with access to all personnel who

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participate in providing R&D Services to Licensee. Such access shall be at reasonable times, shall not be so frequent as to disrupt the business operations of the Pearce Company providing the R&D Services, and shall be subject to reasonable advance notice as required by such Pearce Company to allow it to protect the confidential nature of products and services it may be performing for itself or other parties. Licensee shall pay the Pearce Company Standard Rates for the Pearce Company's time in support of such access, including attendance of the Pearce Company's management personnel, which is required for any meeting.

6.6 Rights in R&D Work Product. All right, title and interests in and to any intellectual property developed during a Pearce Company's performance of R&D Services hereunder, including without limitation improvements, modifications, extensions and applications of the Technology Rights or any portion thereof, shall be held by Licensor. Intellectual property developed during and as a direct result of a Pearce Company's performance of R&D Services hereunder shall be included in the Technology License insofar as it applies to the Licensed Field of Use, and shall be subject to the terms of this Agreement. In the event that R&D Services result in products which are not Licensed Products and for which a Pearce Company did not develop new intellectual property, the License and this Agreement shall be extended to cover such new products, but the royalty for such new products shall be reduced to four percent (4%) of Net Sales, unless agreed otherwise in writing by the Parties.

6.7 Payments. Licensee shall pay all R&D Services amounts within ten (10) calendar days of receiving an invoice from the Pearce Company providing the R&D Services. Invoices may be submitted for work to date, and project completion need not have occurred. For any amounts unpaid after ten (10) days, Licensee will be charged interest at a rate of eighteen percent (18%) annually, compounded monthly. At the sole discretion of the Pearce Company providing the R&D Services, it may require full or partial payments in advance of work being performed.

SECTION 7 - CONFIDENTIALITY

7.1 Protection. Licensee shall not disclose, transfer or offer to disclose or transfer any Confidential Information or Confidential Materials to any other person or entity, including without limitation any of Licensee's employees who do not have a legitimate need to know any Confidential Information or utilize any Confidential Materials. Licensee may only disclose, transfer, or offer to disclose or transfer any Confidential Information or Confidential Materials to those of its employees with a legitimate need to know any Confidential Information or utilize any Confidential Materials, and then only to those employees who are bound by the confidentiality terms of this Agreement. Licensee shall not use Confidential Information except for the purpose described in Paragraph 7.2. Licensee shall take all reasonable precautions to ensure against any disclosure, transfer or use of Confidential Information or Confidential Materials not specifically authorized by Licensor in writing. In the event that Licensee desires to use a subcontractor for manufacturing Licensed Product and that subcontractor will have access to Confidential Information, that subcontractor must be approved by Licensor, which approval shall not unreasonably be withheld, and that subcontractor must sign confidentiality agreements with Licensee and Licensor separately, which agreements must fulfill all of the intents and purposes of this Section 7. For example, if Licensee contracts with a manufacturer of gel components, which requires the disclosure of Confidential Information or Confidential Materials by the subcontractor, Licensee must obtain the prior approval of Licensor and must obtain executed confidentiality agreements from that subcontractor. If on the other hand, Licensee contracts with a manufacturer who only uses gel components provided to it for use in a finished product, Licensee has no obligation to obtain the approval of the Licensor but shall obtain confidentiality

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agreements from that subcontractor if and only if such contractor uses any Confidential Information or Trade Secrets or Know-How, including but not limited to the examples of Trade Secrets and Confidential Information listed in confidential Appendix B hereto.

7.2 Purpose. Licensee may only use the Confidential Information and Confidential Materials for the purpose of commercially exploiting the License within the terms and conditions set forth in this Agreement.

7.3 Exception. To the extent that Confidential Information or a portion thereof becomes part of the public domain after the execution of this Agreement, and through no fault or action of Licensee, then as of the date that such Confidential Information becomes part of the public domain, this Section 7 shall prospectively cease to cover such Confidential Information, although this Section 7 shall remain enforceable prospectively with respect to any Confidential Information which has not entered the public domain and this Section 7 shall remain enforceable retrospectively with respect to any Confidential Information that was covered by it on any prior date.

7.4 Disclosure Concerning Existence of this Agreement. The Parties shall be permitted to disclose the existence of this Agreement and the general nature of the terms of this Agreement. Particularly, but not by way of limitation, the Licensed Field of Use and Geographic Region may be disclosed by Licensor to other prospective licensees of the Technology Rights so as to ensure complete understanding by the prospective licensee of fields of use and regions that remain available for license.

SECTION 8 - OWNERSHIP, RESPONSIBILITY ETC.

8.1 Ownership. Nothing in this Agreement assigns or transfers to Licensee ownership of the Technology Rights, the Trademark Rights or any portion thereof. Licensor shall hold title to, and be the worldwide owner of, the Technology Rights and the Trademark Rights, and Licensee shall be a licensee of the Technology Rights in the Licensed Field of Use and a licensee of the Trademark Rights per the provisions of this Agreement, in each case exclusive or non-exclusive as provided herein. Licensee shall not patent or attempt to patent Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow or any variation, modification or improvement thereof, without prior written permission from Licensor.

8.2 Responsibility for Patents, Trademarks, Etc. Licensor shall solely control and make all decisions relating to the filing, prosecution, issuance, maintenance, abandonment, defense, etc. of all aspects of the Technology Rights and the Trademark Rights. Notwithstanding the foregoing, Licensor shall duly consider any and all input provided by Licensee concerning the Technology Rights and the Trademark Rights. Any intellectual property work done by Licensor at the specific request of Licensee shall be billed to Licensee at Licensor's Standard Rates for R&D Services, and Licensor shall periodically provide Licensee with statements showing the amount owed by Licensee under this Paragraph, and Licensee shall provide Licensor with a check for reimbursement within thirty (30) days of receiving any statement. The foregoing sentence does not apply to intellectual property work done at the discretion of Licensor.

8.3 Infringement, Enforcement and Defense of Patent Rights. If Licensee learns of any activity that may constitute infringement of or threat to any of the Technology Rights or the Trademark Rights, Licensee shall immediately inform Licensor of the facts surrounding such suspected

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infringement or threat. The Parties recognize that it may be in the best interests of both Parties to cooperate in any settlement discussions and lawsuits, and the Parties agree to negotiate in good faith concerning such cooperation within two (2) weeks of Licensee's notification to Licensor of such infringement. The negotiation shall include such items as the sharing of costs and the sharing of awards or settlement payments. In the event that the negotiations fail, Licensor may, in its sole discretion, take any action that it deems appropriate (including no action) concerning such suspected infringement or threat. If Licensor gains any monetary recovery from the suspected infringer, Licensor may use and dispose of such monetary recovery as it deems appropriate. If within seventy-five (75) calendar days after Licensee notifies Licensor of the alleged infringement of or threat to any of the Technology Rights or the Trademark Rights Licensor has not filed suit against the alleged infringer, then Licensee may bring suit against the infringer at its own expense in Licensor's name. If Licensee gains any monetary recovery as a result of such a suit, Licensee shall keep all recovery attributable to provable costs and damages to Licensee and pay one-half of any recovery over and above such damages to Licensor. For any suit brought by Licensee, Licensee shall fully and completely indemnify and hold harmless Licensor from any and all counterclaims, demands, sanctions, judgments, damages, settlements, fines, attorney's fees, lost income, costs, interest and other expenses incurred by Licensor related to such suit.

8.4 Cooperation. In any proceeding concerning procurement, enforcement or defense of the Technology Rights or the Trademark Rights, or any portion thereof, the Parties shall cooperate with and assist each other in such proceeding including making witnesses available to testify in person and by affidavit, making documents available and otherwise providing reasonable cooperation. This Paragraph shall not be construed as requiring either Party to make any statement or representation that the Party believes to be inaccurate, false or incomplete. In the event that such cooperation is at the request of one party acting in the proceeding by its own choice and at its own expense, and such cooperation becomes material in cost to the cooperating party, the requesting party shall reimburse such costs, including lost time.

8.5 Patent Marking. To the extent that Licensor secures any patents for Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow, Licensor shall inform Licensee of appropriate patent marking to be placed on Licensed Product and its packaging, and Licensee shall utilize such marking. Even without such notification, Licensee shall appropriately mark the Licensed Product and its packaging with the current patent and patent pending status (for example, "Protected by U.S. Patents 5,749,111, 5,994,450, 6,026,527 and other U.S. and International Patents Pending"). Unless otherwise instructed by Licensor, the appropriate patent marking shall be "Protected by U.S. Patents 5,749,111, 6,026,527, 6,413,458, 6,797,765, 7,076,822 and other U.S. and international patents pending". The appropriate patent marking shall be placed on all packaging (by way of non-limiting example, on pillow boxes) and on the product itself (by way of non-limiting example, on mattress law tags, mattress overlay law tags and on pillow law tags).

8.6 Quality Control. Licensee agrees to use the appropriate trademarks legibly in all advertising, literature, and packaging associated with Licensed Product. Any reference to the licensed materials must use the terms Gelastic and/or Intelli-Gel and may not use another mark or name of Licensee's choosing without written permission of Licensor at Licensor's sole discretion, and must indicate that the Gelastic and/or Intelli-Gel trademarks belong to Licensor and identify Licensor's city and state. In order for Licensor to maintain its Trademark Rights, it is necessary for Licensor to monitor the quality of Licensed Product to ensure that such product conforms to the quality of goods that Gelastic and/or Intelli-Gel are used to identify. Accordingly, and for any and all other purposes,

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Licensee shall provide Licensor with two mattress-foundation sets of Licensor's choice, one overlay of Licensor's choice, and one each of all pillow models, free of product and delivery charges, on a yearly basis, as of March 17th of each year (beginning March 17th, 2010). Licensor may then review the quality of such Licensed Product as well as the sufficiency of patent and trademark markings and provide any input to Licensee regarding quality control and markings as may be appropriate. Licensee shall take such input into consideration and shall make good faith efforts to remedy quality control problems and/or marking problems identified by Licensor. Licensor shall then be free to use all of the Licensed Product provided pursuant to this Paragraph as it sees fit, except Licensor shall not advertise such Licensed Product for sale or rent other than in a classified ad, and in a classified ad may not use the Intelli-Bed trademark or in any way represent itself as Licensee.

SECTION 9 - RECORDKEEPING AND AUDITS

9.1 Record Keeping. Licensee shall keep detailed and complete records of all Licensed Product manufactured; to whom such Licensed Product was sold, rented, leased or otherwise delivered (including quantities, price, date and location of sale, rental, lease or delivery); inventories of Licensed Product ready for sale; and services performed using Licensed Product. Licensee shall keep paper copies of all such records, including all underlying documentation, which shall include but is not limited to purchase orders and invoices for a minimum of five (5) years from the date of creation of a particular record.

9.2 Examinations and Audits. Upon the written request of Licensor and, except as otherwise provided below, at Licensor's expense (provided that Licensor shall not be required to reimburse Licensee for any time, use of facilities or out-of-pocket costs associated with an examination or audit), Licensee shall allow its books and records to be audited by any person or persons of Licensor's choosing so that Licensor can verify that Licensee is properly paying Royalties. Licensor may request this audit for royalty compliance no sooner than one year (12 months) after the most recent royalty audit. For an examination or audit, Licensee shall allow a full examination and audit of its books and records relating to manufacturing, marketing, sales, rentals and leases of Licensed Product and performance of services using Licensed Product, including books and records regarding quantities, sizes, prices, sales, purchase orders, invoices, supply contracts, rental agreements, lease agreements, service contracts, entities purchasing, renting or leasing Licensed Product, locations to which Licensed Product has been delivered, and related documents and information, for all Licensed Product manufactured, sold, lost, destroyed, given away, in inventory or used to perform a service. Such examinations and audits shall be conducted during reasonable times and with reasonable advance notice, so as to minimize interference with Licensee's business operations, for the purpose of determining Licensee's compliance with its Royalty obligations. In any event, Licensee may not delay an examination or audit more than ten (10) business days from the date of Licensor's written request. In the event that an examination or audit shows that Royalties actually paid for any period were less than ninety-five percent (95%) of the amount properly payable, Licensee shall pay all costs and expenses incurred by Licensor in connection with the examination or audit. Licensee shall pay to Licensor all previously unpaid Royalties, as determined by such examination or audit, within thirty (30) days following the conclusion of such examination or audit. For each calendar or fiscal year in which Licensee performs its own annual audit or has an annual audit performed by outside accountants, Licensee shall require the accountants performing such audit to provide Licensor with a written statement indicating whether the payments due under this agreement have been duly paid to Licensor, and if not, the amount of discrepancy between the amount payable under this Agreement and the amount actually paid. Within thirty (30) days following the conclusion of such audit, Licensee

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shall pay Licensor any deficiency as indicated by such accountants. In the event that Licensor inquires of Licensee as to its compliance with any obligation of this Agreement other than relating to royalty payments or insolvency, Licensee agrees to reasonably and timely cooperate by responding within ten (10) business days regarding its state of compliance or non-compliance.

SECTION 10 - INSURANCE

10.1 Insurance. Beginning no later than the date on which Licensee sells, rents, leases, transfers or uses the first Licensed Product or performs a service using a Licensed Product and continuing during the entire period of time during which Licensee sells, rents, leases, transfers or uses Licensed Product or performs services using a Licensed Product, Licensee shall acquire and maintain a standard product liability insurance policy in the amount of at least One Million Dollars ($1,000,000.00) which expressly names Licensor as an additional named insured. Licensee shall use commercially reasonable efforts to cause the insurance company to submit a certificate of insurance to Licensor showing compliance with this paragraph, and if unsuccessful, then Licensee shall submit a copy of its own certificate of insurance as supplied by the insurer which shows compliance with this Paragraph together with correspondence demonstrating that commercially reasonable efforts were made by Licensee.

SECTION 11 - WARRANTIES, DISCLAIMERS, ETC.

11.1 DISCLAIMERS. LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE TECHNOLOGY RIGHTS, THE TRADEMARK RIGHTS OR THE LICENSED PRODUCTS. THE TECHNOLOGY RIGHTS AND THE TRADEMARK RIGHTS ARE MADE AVAILABLE TO LICENSEE STRICTLY ON AN "AS IS" BASIS. LICENSOR DOES NOT WARRANT THAT THE TECHNOLOGY RIGHTS HAVE UTILITY, ARE ERROR FREE, ARE SAFE, ARE RELIABLE, THAT THEY WILL MEET LICENSEE'S REQUIREMENTS, OR THAT ANY PART OF THEM ARE PATENTABLE OR THAT THE PATENTS WILL BE VALID WHEN GRANTED OR THAT THE EXPLOITATION OF THE TECHNOLOGY RIGHTS OR THE TRADEMARK RIGHTS OR COMMERCIALIZING LICENSED PRODUCTS WILL NOT INFRINGE ANY EXISTING OR FUTURE PATENT, TRADEMARK OR OTHER LEGAL RIGHTS OF ANY OTHER PERSON OR ENTITY. THE PARTIES ACKNOWLEDGE THAT THERE IS CONSIDERABLE PRIOR ART IN THE FIELD OF ELASTOMER GELS, AND WHILE LICENSED GEL MATERIAL MAY BE UNIQUE DEPENDING ON ITS ADDITIVES, PROCESSING TECHNIQUES, AND USES, PARTICULARLY ITS USES IN LICENSED GEL STRUCTURE, THE BASIC PREMISE OF LICENSED GEL MATERIAL AND THE GENERAL FORMULATON OF THE FIRST GEL DEFINED IN 1.1(a) HEREIN HAS BEEN DISCLOSED IN PRIOR PATENTS, SOME MORE THAN TWENTY YEARS OLD. ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE TECHNOLOGY RIGHTS, THE TRADEMARK RIGHTS AND THE LICENSED PRODUCTS IS ASSUMED BY LICENSEE.

11.2 REPRESENTATIONS OF LICENSEE. LICENSEE REPRESENTS AND WARRANTS ONLY THAT: (A) IT HAS THE RIGHT, ABILITY AND INTENTION TO

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ENTER INTO THIS AGREEMENT AND PERFORM ITS OBLIGATIONS HEREUNDER; AND (B) IT HAS EXECUTED NO OTHER AGREEMENT IN CONFLICT WITH THIS AGREEMENT.

11.3 LIMITATION ON LIABILITY. LICENSOR SHALL NOT BE LIABLE FOR ANY LIABILITY, CLAIM, LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED DIRECTLY OR INDIRECTLY BY ANY INADEQUACY, DEFICIENCY, OR UNSUITABILITY OF THE TECHNOLOGY RIGHTS, THE TRADEMARK RIGHTS OR THE LICENSED PRODUCTS. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO, LOSS OF INVESTMENT, LOSS OF ANTICIPATED PROFITS, OR OTHER ECONOMIC LOSS) EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

11.4 Indemnification - Licensee. Licensee assumes all responsibility and liability for the manufacturing, marketing, distribution, sale, rental, lease, use, performance of services, practice and commercial exploitation of Licensed Product, and for exercise of the Technology Rights. Licensee shall fully and completely indemnify Licensor against, and hold it harmless from, any and all claims, threats of litigation, causes of action and demands relating to Licensed Product or its manufacture, marketing, distribution, sale, rental, lease, use, practice or commercial exploitation based on any conduct of Licensee and Customers, including exploitation of the License and any breach of this Agreement by Licensee; provided, however, Licensee shall not have any duty to indemnify under this Agreement with respect to any claim or liability based on Licensor's negligence. Without limiting the generality of the foregoing, Licensee shall defend and hold Licensor harmless on account of, and shall indemnify Licensor against any and all claims, suits, demands, and causes of action of any type or kind whatsoever which may be made against Licensor by any person, firm or corporation on account of injuries to or death of persons or damage to property or loss of income occurring as a result of or in any way arising out of Licensee's or Customers' manufacture, use, rental, lease or sale or performance of a service, regardless of: (a) whether said claims are based upon the negligent production, use, distribution, or other negligence of any third party, Licensee or a Customer; (b) whether the same are based upon any express or implied warranty by any third party, Licensee or a Customer in connection with the production, distribution, rental, lease or use of Licensed Product or performance of a service using a Licensed Product; (c) the location of the court or other place where such claim, suit, demand or cause of action may be made or exist; or (d) whether such claim, suit, demand or cause of action is litigated, settled, arbitrated, mediated or otherwise resolved. Such indemnification shall include any judgments, damages, settlements, fines, attorney's fees, lost income, costs, interest and other expenses incurred as a result of such claims, actions, demands or threats. Licensee shall have the right to settle all claims, actions, demands or threats for which it has agreed to indemnify Licensor without the advance consent of Licensor provided that any such settlement is fully paid by Licensee, such settlement requires no action by Licensor whatsoever either in its execution or enforcement, and such settlement does not in any way restrict or limit Licensor other than Licensor's right to contest such claim, counterclaim, action or demand.

11.5 Allocation of Risk. This Agreement generally (and this Section 11 in particular) represents a mutually agreed upon allocation of risk between the Parties and the consideration given hereunder reflects such allocation of risk.

11.6 Transfer and Ownership. Licensor represents and warrants that it is the successor in interest, assignee, and holder of all of the rights licensed under the Original License Agreement to

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Licensee by EdiZONE, and has the right to license to Licensee all of the Licensed Rights under this Agreement.

SECTION 12 - TERM AND TERMINATION

12.1 Term. Subject to the exceptions below, the term of the License for each region of the Geographic Region in which the License is applicable shall begin on the date that Licensee receives the payment provided for in Section 1 of the Second Settlement Agreement (the "Effective Date") and shall continue perpetually unless terminated for any or all regions of the Geographic Region pursuant to the terms of this Agreement. The License shall not terminate before expiration of such Term except:

(a) by the mutual written consent of the Parties, or

(b) as provided in Paragraph 12.2 below, or

(c) as provided in Paragraph 12.3 below, or

(d) if Licensee initiates or directly or indirectly participates in any proceeding or litigation which seeks a ruling of invalidity or unenforceability of the Technology Rights or any portion thereof, cancellation or limitation of the Trademark Rights or any portion thereof, or any other proceeding or adjudication concerning the Technology Rights or the Trademark Rights which Licensor considers adverse to its interests in the Technology Rights or Trademark Rights, unless such initiation or participation is pursuant to Licensor's written instructions, with the caveat that nothing in this Agreement shall be construed as prohibiting or limiting Licensee's participation in any such proceeding, but the consequence of such conduct shall result in immediate and automatic termination upon written notice of termination given by Licensor to Licensee, subject to Licensee's right to dispute such termination under Paragraph 12.5, below (participation in any proceeding or litigation contemplated by this Paragraph 12.1(d) arising solely from Licensee's compliance with a subpoena or other court process issued in a proceeding Licensee does not initiate without Licensor's written instructions is not conduct or an event for which Licensor can terminate this Agreement); or

(e) if Licensee initiates or directly or indirectly participates in any reexamination proceeding concerning the Patent Rights or any portion thereof, including but not limited to citing prior art to any patent office in any country of the world, unless such initiation or participation is pursuant to Licensor's written instructions, with the caveat that nothing in this Agreement shall be construed as prohibiting or limiting Licensee's participation in any such proceeding, but the consequence of such conduct shall result in immediate and automatic termination upon written notice of termination given by Licensor to Licensee, subject to Licensee's right to dispute such termination under Paragraph 12.5, below; or

(f) as provided in Paragraph 13.15 below; or

(g) as provided in Paragraph 13.16 below.

12.2 Termination at the Will of Licensee. Licensee may terminate the License for any region of or for all of Geographic Region by providing Licensor with at least six (6) months' prior written notice of termination. Termination shall be effective on the date specified by Licensee in such

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notice, but not sooner than six (6) months if the entire Geographic Region is terminated. If no date is specified in such notice, then termination shall be effective six (6) months following the date of such notice if the termination is for the entire Geographic Region not previously terminated and ten (10) days if the termination is for only a portion of the Geographic Region not previously terminated. If the notice does not specify which regions of the Geographic Region for which the License is being terminated, the termination shall be effective for the entire Geographic Region.

12.3 Breach. If Licensee breaches any term of this Agreement that is not a termination event as provided under Paragraphs 12.1(d), 12.1(e), and 12.1(f) and fails to cure such breach within thirty (30) days of receiving written notice of breach from Licensor (except a breach under Paragraph 10, above, which must be cured within ten (10) business days following such notice, rather than thirty (30) days), then the License shall immediately and automatically terminate subject only to the procedures set forth in Paragraph 12.5 of this Agreement should there be any dispute as to a breach and/or whether the breach has been cured.

12.4 Effect of Termination. Upon the termination of the License for any particular region or for the entire Geographic Region:

(i) Licensee shall immediately cease making, using and selling Licensed Product and performing services using Licensed Product in the region(s) of the Geographic Region for which the License has terminated,

(ii) if the License has terminated for all regions of the Geographic Region, Licensee shall also immediately return all Confidential Materials to Licensee, and

(iii) Licensor shall not have any further obligation or liability under this Agreement with respect to such region(s) of the Geographic Region in which the License is terminated;

provided, however, that the foregoing are suspended during the pendacy of the procedures set forth in Paragraph 12.5, if termination is a disputed matter under Paragraph 12.5. Notwithstanding any such termination of the License, nothing herein shall relieve Licensee of its obligations to pay Royalties or other payments that accrue prior to termination, or to fulfill its obligations under Sections 4, 5, 6, 7, 8, 9, 10, 11, 12 or elsewhere in this Agreement. Further notwithstanding any such termination of the License, Licensed Product on which all money due under this Agreement have already been paid to Licensor may be sold without further permission from Licensor, provided such sale occurs within six (6) months of termination.

12.5 Resolution of Future Disputes/ Enforcement of Terminated License. The Parties agree to hereafter work cooperatively with one another in accordance with their duties and rights under this Agreement, including but not limited to cooperatively resolving any future disputes as quickly, amicably and efficiently as possible through the procedures set forth below.

(a) Any dispute arising from a notice of breach under Paragraph 12.3 above or arising from termination of the License under Paragraphs 12.1(c), 12.1(d), 12.1(e), 12.1(f), or 12.1(g) shall be raised within thirty (30) days following the end of the applicable cure period specified in Paragraph 12.3 or the date of termination provided for under Paragraphs 12.1(c), 12.1(d), 12.1(e), 12.1(f), or 12.1(g), or the dispute will be deemed to be waived and cannot later be asserted, alleged or claimed for any reason. Before any necessary legal action is

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pursued by one Party against another Party of this Agreement pertaining to this Agreement or any alleged breach of this Agreement, including but not limited to an uncured breach or other event resulting in termination as provided in this Agreement, any such dispute will be raised in a written notice as provided in this paragraph above, and the Party giving notice will arrange a face-to-face meeting for as soon as reasonably practical, but no later than ten (10) business days after such notice, at which meeting the Parties will in good faith identify the dispute, discuss the specific basis for the dispute, and propose ways in which the dispute and all issues arising from the dispute can be resolved. The Parties agree to negotiate in good faith toward resolving any identified dispute and all issues arising from the dispute.

(b) If the Party raising the dispute believes after ten (10) business days from the first face-to-face meeting that the dispute previously raised and discussed cannot be resolved between the Parties to the dispute, then that Party raising the dispute will prepare and provide to the other Party an additional written notice that describes in reasonable detail (1) the dispute and all related issues that remain to be resolved, (2) the specific provision(s) of the Agreement contended to be breached, (3) the evidence then relied upon for that parties' position, (4) the perceived reason why a resolution could not be reached after the initial meeting(s), and (5) whether or not mediation or arbitration would be agreed upon as the next step toward a resolution. The Parties agree to meet face-to-face at least one more time following this written notice, again to be held as soon as practical but no later than ten (10) business days after such notice, to assure that there is no misunderstanding between the Parties and to discuss further procedures to take to resolve the dispute in the quickest and most amicable and efficient way as possible under the circumstances, including but not limited to an agreement upon a specific issue or issues to be submitted to mediation, arbitration or a court of law for adjudication through a declaratory judgment or otherwise. The Parties agree to enter into this discussion in good faith and to make their best efforts to reach an agreement on the quickest and most amicable and efficient procedure for obtaining complete resolution of the dispute and all related issues so as to promote a continuing business relationship between the Parties and minimize harm to each Party during the dispute. Each dispute and issue related thereto will be considered separately so as to allow those that can be resolved most quickly, amicably and efficiently through one particular procedure to proceed under that procedure without being delayed by other disputes or issues that may take longer to resolve through different procedures. If the Parties do not achieve resolution of a dispute or issue and/or are unable to agree upon further procedures to obtain resolution within ten (10) business days following this additional face to face meeting, either party may thereafter file suit against the other or pursue such other alternative dispute resolution process agreed to by the Parties in writing.

(c) The Parties agree that they will fully and completely comply with all obligations under this Agreement that are not the subject of any dispute, and shall comply with obligations that are the subject of any dispute to the extent the dispute does not reach such compliance, except as otherwise agreed to by the Parties under Paragraphs 12.5(a) or 12.5(b). Without limiting the foregoing, but only as non-limiting examples, Licensee agrees it will not withhold any money owed to Licensor on a claim of offset until a specific right has been determined and amount has been agreed upon, or has been finally determined by a court, or the issue has been addressed as part of a preliminary injunction or other pre-judgment order, or has otherwise been adjudicated to be owed, should the payment of money ever be a disputed issue. Accordingly, until a court or trier of fact in an alternative

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dispute resolution procedure with authority to issue a binding decision determines by final order, judgment, permanent injunction, or decision/award that this Agreement is terminated and of no further force or effect, neither of the Parties and none of their officers, directors, managers, employees, agents, equity owners, or affiliates shall state or assert to any third party, orally or in writing, that this Agreement is or will be terminated, or that either Party is not entitled to exercise its rights hereunder, should termination ever be a disputed issue. Nothing herein prevents a Party from informing third parties of the existence of a dispute that has been raised and is pending resolution. Compliance with the terms of this Paragraph 12.5(c) will not give rise to any separate claim for damages in addition to the claims asserted and damages that may be sought on the basis of the matter or matters under dispute as specified in any written notice given under Paragraph 12.5(b).

(d) The procedures agreed upon in this section must be followed before any legal action can be commenced in a court of law, and failure to comply with this section is grounds for the dismissal without prejudice of any prematurely initiated lawsuit.

(e) In the event a court or trier of fact in an alternative dispute resolution procedure with authority to issue a binding decision determines by final order, judgment, permanent injunction, or decision/award that the License granted under this Agreement is terminated and of no further force or effect, the date of termination shall be the date specified in this Agreement, unless the court or trier of fact fixes a different date.

SECTION 13 - OTHER PROVISIONS

13.1 Purchase of Licensed Products by Licensor. At any time during the term of the License granted herein, Licensee shall enable Licensor and its employees to purchase reasonable quantities of Licensee's products from Licensee at Licensee's then-current lowest wholesale prices (e.g., at the highest-quantity price quoted to Customers, or at special promotional prices quoted to any Customer) or sixty percent (60%) of the lowest retail price being quoted to any customer, whichever is less. Licensee shall also make available six (6) units of each SKU (or equivalent) of each Licensed Product each calendar year to Licensor, which Licensor may purchase at Licensee's fully burdened cost of goods sold. In no event shall Licensor re-sell or rent any of the products described in this Paragraph 13.1 at prices higher than paid by Licensor. Licensee shall provide catalogs and price lists for its products to Licensor as they become available to the general trade.

13.2 Other Responsibilities. Licensee shall obtain any and all necessary licenses, approvals and other government authorizations necessary for Licensed Product, including for its manufacture, sale, distribution, export, use, rental, lease and practice engaged in by Licensee and any of Licensee's Customers. Licensee shall ensure that Licensed Product is safe and of good and workmanlike quality. Licensee and its Customers shall strictly comply with all applicable laws and regulations concerning Licensed Product, its manufacture, rental, lease, sale, shipment, export, etc., including but not limited to strict compliance with the Export Control Act of 1979.

13.3 Attorneys' Fees. In the event of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to recover from the non-prevailing Party any and all costs, including reasonable attorneys' fees, incurred by the prevailing Party. Such relief shall be in addition to any other relief, award or damages to which the prevailing Party may be entitled. The court or arbitrator shall determine the prevailing party for the purpose of this Paragraph.

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13.4 Injunctive Relief. Licensee and Licensor have determined that in the event of a breach or a threatened breach of this Agreement, the non-breaching party will suffer permanent and irreparable damage. Accordingly, Licensee and Licensor agree that in the event of a breach or threatened breach of this Agreement by the other party, the non-breaching party shall be entitled to preliminary and permanent injunctive relief.

13.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions(s) had never been contained herein; provided that such invalid, illegal or unenforceable provisions shall first be curtailed, limited or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

13.6 Governing Law and Forum. This Agreement shall be governed, construed and enforced exclusively in accordance with the laws of the State of Utah and the laws of the United States of America. Any arbitration or litigation between the Parties shall be conducted exclusively in Salt Lake City, Utah, U.S.A. and the Parties hereby submit to such exclusive jurisdiction and venue, and agree that such jurisdiction and venue are proper.

13.7 Final Agreement/Conflict. This Agreement is a restatement and amendment of the Original License Agreement. The terms of the Second Settlement Agreement are in addition to the terms of this Agreement and are enforceable separately without regard to the terms of this Agreement or any default hereunder. This Agreement, the Second Settlement Agreement, and the Amended Injunction constitute the final and complete agreement ("Final Agreement") between the Parties concerning the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, written or oral (including drafts of the Final Agreement), between the Parties with respect thereto. No Party shall be bound by any condition, definition, representation, or warranty, other than as expressly set forth in the Final Agreement. Any modification, revision, or amendment of this Agreement shall not be effective unless made in a writing executed by both of the Parties.

13.8 Time is of the Essence. Time is of the essence in the performance of all obligations under this Agreement.

13.9 Waiver. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making such waiver or promise, unless a waiver is deemed to have occurred in accordance with a provision of this Agreement in which case the waiver shall not require any further writing and this Agreement shall be executory.

13.10 Headings. The headings in this Agreement are for the purpose of convenience only and shall not limit, enlarge or affect any of the covenants, terms, conditions or provisions of this Agreement.

13.11 Language. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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13.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by commercial courier, with a required copy by facsimile transmission or email to the Parties at the addresses set forth above on page 1 of this Agreement, or to such other person and place as either Party shall designate by notice to the other Party. The party sending notice by facsimile shall obtain confirmation that all facsimile transmissions were sent to the facsimile telephone number set forth above on page 1 of this Agreement or such other facsimile telephone number as either Party shall designate by notice to the other Party, or, in the event that facsimile transmission is impossible due to problems on the receiving end, that attempts were made. The party sending notice by email shall confirm that all email communications were sent to the email address set forth above on page 1 of this Agreement or such other email address as either Party shall designate by notice to the other Party, or, in the event that email transmission is impossible due to problems on the receiving end, that attempts were made.

13.13 Assignments. Licensor has specifically chosen Licensee to commercialize Licensed Gel Material, Licensed Gel Structure and Adjustable Shape Pillow in the Licensed Field of Use. Accordingly, Licensee shall not, and Licensee has neither the right nor the power to, assign the License or this Agreement to any other person or entity without the advance written consent of Licensor. In the event that Licensee merges with any other entity, changes its name, or otherwise transforms into a new entity, this Agreement shall be deemed binding upon and enforceable against such new or other entity. Licensor may, at its sole option, assign its rights or obligations hereunder, provided that any third party beneficiaries or third party delegatees agree in writing that each such assignment to which the third party beneficiaries or third party delegatees are parties is subject to the applicable terms and conditions of this Agreement.

13.14 Relationship. Neither Party is or shall be a partner, joint venturer, agent or representative of the other Party.

13.15 Insolvency and Receivership. If (i) Licensee becomes "insolvent" as that term is defined in 11 U.S.C. §101 (as the same may be amended from time to time after the Effective Date), (ii) a receiver is appointed for Licensee by a court of competent jurisdiction, (iii) Licensee files a voluntary petition for bankruptcy, or (iv) an involuntary petition for bankruptcy is filed for Licensee, Licensee does not file a pleading seeking dismissal of the petition and any further proceedings in bankruptcy within sixty (60) days following the date the involuntary petition is served on Licensee, and the bankruptcy proceeding is not in fact dismissed pursuant to such pleading, then this Agreement shall be deemed executory and the License shall be deemed terminated, provided that Licensor shall not take affirmative action to deem Licensee to be insolvent unless Licensee provides notice to Licensor that Licensee is insolvent. Licensee and Licensor mutually agree that in no case can a 13.15(ii), (iii) or (iv) event occur unless Licensee was insolvent ninety-one (91) days prior to the 13.15(ii), (iii) or (iv) event, and so Licensee and Licensor agree that in the case that any 13.15(ii), (iii) or (iv) event occurs, the License was terminated both automatically and by mutual agreement ninety-one (91) days prior to the 13.15(ii), (iii) or (iv) event. In the event that the above 91-day insolvency agreement is held invalid for any reason, such finding shall not affect the automatic termination due to the 13.15(ii), (iii) or (iv) event itself. In the event of such termination or automatic termination, Licensor shall then be free to license the Technology Rights and the Trademark Rights to any other party on either an exclusive or nonexclusive basis, or to otherwise exploit the Technology Rights and the Trademark Rights, at Licensor's sole discretion.

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13.16 Diligent Marketing. As a material requirement of this Agreement, Licensee shall be continually diligent in its manufacturing, marketing, and selling of Licensed Products in each of its three forms: Mattress overlays, mattresses, and pillows. In the event of non-diligence in any one of these three forms, Licensor may (after notice and an opportunity to cure pursuant to Paragraph 12.3) terminate the License for that form only, which shall eliminate the requirement for the Minimum Royalty for that form only. Termination under this paragraph is subject to Paragraph 12.5 should there be a dispute as to whether there has been non-diligence in accordance with the requirements of this Paragraph.

13.17 No Construction against Drafter. This Agreement was drafted by both Licensor and Licensee, with the assistance and advice of their respective counsel, and it is agreed that it shall not be construed against either party hereto under any law that requires construction against the drafter.

13.18 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The individuals signing below represent that they are duly authorized to do so by and on behalf of the Party for whom they are signing.

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated License Agreement to be duly executed and entered into as of the date first above written.

LICENSEE: By (signature): [signature]
Name (print): Robert K. [signature]
Title: President

LICENSOR: By (signature): [signature]
Name (print): Tony M. Pearce
Title: Manager

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SETTLEMENT AGREEMENT AND FIRST AMENDMENT TO LICENSE AGREEMENT

This Settlement Agreement and First Amendment to License Agreement (the "*Agreement*") is made and entered into effective as of the 1st day of May 2017 ("*Effective Date*"), by and between EdiZONE, LLC ("*Licensor*"), the correspondence address of which is 123 East 200 North, Alpine, Utah, 84004, and Advanced Comfort Technologies, Inc. ("*Licensee*"), the correspondence address of which is 4080 South West Temple, #1, Murray, Utah, 84107-1426. Licensor and Licensee are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, Licensor and Licensee, or their predecessors in interest, entered into that certain Amended and Restated License Agreement, effective as of January 28, 2010 (the "*License Agreement*").

WHEREAS, disputes have arisen, two of which concerns (i) the definition of Net Sales set forth in paragraph 1.10 of the License Agreement and whether Licensee should be reimbursed for royalties Licensee claims it should not have paid Licensor due to non-reimbursed shipping costs incurred by Licensee being included in royalty calculations, and (ii) the use of licensed trademarks and substitution of licensed trademarks with other trademarks without written consent (these two and any and all other disputes as of the Effective Date, known or unknown, are collectively the "*Disputes*");

WHEREAS, Licensor and Licensee desire to resolve the Disputes by amending the License Agreement and as otherwise set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. **Amendments to License Agreement**. The License Agreement is hereby expressly supplemented and amended by the terms and conditions contained in this Agreement, including only the following:

(a) Section 1.10 of the License Agreement is hereby deleted in its entirety and the following is inserted in place thereof:

> 1.10 Net Sales. For any particular article of Licensed Product sold, rented or leased, "Net Sales" shall mean the actual sales, rental or lease price of the Licensed Product charged by Licensee or its customers at the wholesale level (the level just prior to retail) or at the retail level if sold by Licensee at retail, in a bona fide transaction with a third party, as per invoices covering such sales, rentals or leases, less deductions for all returns and actual non-reimbursed shipping costs applicable to sales. Actual non-reimbursed shipping costs applicable to sales shall be limited to any shipping costs billed to Licensee by a third-party logistics company applicable to Licensee's sales for which Licensee has not been reimbursed. If Licensee exchanges Licensed Product for valuable consideration other than cash, including an exchange for services, "Net Sales" shall be the fair market value of such consideration.

(b) Section 1.2 of the License Agreement is hereby amended by adding the trademark "GEL MATRIX" in the third line to the string of "GELASTIC", "INTELLI-GEL" and "INTELLI-PILLOW" marks.

(c) Section 8.6 is hereby amended by deleting the first two sentences in their entirety and the following is inserted in their place:

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8.6 Quality Control. Licensee agrees to use the appropriate trademarks legibly in all advertising, literature, and packaging associated with Licensed Product. Any reference to the Licensed Gel Material or Licensed Gel Structure must use GELASTIC, INTELLI-GEL or GEL MATRIX. Licensee may not use another mark, other than other marks included in Trademark Rights, or name of Licensee's choosing to refer to the Licensed Gel Material or Licensed Gel Structure without written permission of Licensor at Licensor's sole discretion, and must identify Licensor as the owner of the GELASTIC, INTELLI-GEL and GEL MATRIX trademark that Licensee uses, and include in such identification Licensor's city and state as identified in the introduction to this Agreement or as amended pursuant to Section 13.12 of the License Agreement.

(d) Any and all other amendments necessary to implement the intent of the Parties as expressed in the above amendments.

2. **Timing of Amendments.** (A) The Parties agree that the amendment stated above in paragraph 1(a) shall become effective for the months of May 2017 and thereafter, and no offset will be allowed for prior months. (B) The Parties further agree that the amendments stated above in paragraphs 1(b) and 1(c) shall become effective as of the Effective Date, subject to the terms of this Agreement.

3. **Royalty Reports.** Royalty Reports, as required under the License Agreement, shall for the months of May 2017 and thereafter include a section that shows the type and amount of deductions allowed under amended Section 1.10, set forth above.

4. **Trademark Applications.** Licensee represents, agrees and covenants (i) that Licensor owns the GEL MATRIX and INTELLIPILLOW trademarks in the field of cushioning products; (ii) that Licensee has filed applications with the US Patent and Trademark Office ("USPTO") to register GEL MATRIX (Ser. No. 87/312,145) and INTELLIPILLOW (Ser. No. 87/271,822) (the "Applications"), and will continue to prosecute the Applications until a final decision is made by the USPTO unless Licensee determines that continued prosecution for either application is not prudent and Licensee has given Licensor a reasonable opportunity to continue the prosecutions, (iii) that all registrations arising from the Applications ("Registrations") will, after being granted, be assigned, transferred and conveyed to Licensor along with all rights, titles and interests and in a form approved by Licensor, subject only to a license back to Licensee on the terms and conditions set forth in the License Agreement as amended herein, and (iv) that Licensee will pay all costs associated with prosecution of the Applications until they are assigned, transferred and conveyed to Licensor, including but not limited to the preparation and filing of the assignment or other document or documents evidencing Licensor's ownership. Licensor shall be responsible for all costs arising with regard to the Registrations from the time the assignment is recorded until the Registrations are cancelled, including maintaining the Registrations in accordance with its rights set forth in the License Agreement, except that if Licensor decides not to maintain any Registration Licensor will inform Licensee of such decision at least sixty days prior to the relevant maintenance or renewal deadline and, if Licensee is still using the associated mark, then Licensor agrees to assign to Licensee such mark, all corresponding goodwill, and the associated Registration so that Licensee may maintain such Registration. Licensee agrees to disclose all applications it hereafter files for trademarks used or to be used as a source indicator for Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow and to give Licensor periodic updates on the status of those applications. For the avoidance of doubt, Licensee reaffirms that it will not use any other trademark not otherwise allowed in the subject License Agreement as a source indicator for Licensed Gel Material, Licensed Gel Structure or Adjustable Shape Pillow, without complying with the requirement set forth therein to obtain the prior written consent of Licensor. Licensee agrees to use its best reasonable efforts to follow Licensor's guidelines for use of

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trademarks that are attached hereto as Exhibit 1 and incorporated herein. Licensor acknowledges and agrees that Licensee uses and may continue to use and register trademarks and service marks for Licensee's products, including but not limited to INTELLIBED, and that such marks are not subject to the License Agreement or this Agreement.

5. **Foamed Gel Monitoring and Use.** Licensee agrees that Licensor and its licensees and assigns are not required by the License Agreement to make for Licensee or any third party gel samples with and without microspheres (foamed gel and non-foamed gel) for purposes of testing, via weight comparison or any other testing protocol, for compliance with the Permanent Injunction agreed upon and entered into in 2010 in conjunction with the License Agreement. The Parties understand and agree that testing methods exist which Licensee can do for itself if Licensee determines testing is needed. Notwithstanding anything to the contrary contained in this Agreement, Licensee agrees that it shall not be a breach of the License Agreement or this Agreement if Licensor elects to distribute, in connection with its sales of Purple Beds, Royal Purple Stress Relievers (also called Purple Squishies) composed of non-foamed gel.

6. **Audit Requests.** Licensor agrees and covenants that it will not seek an audit of Licensor, as allowed under the License Agreement, for twelve months after the Effective Date, after which an audit may be requested, and Licensee will cooperate with such request, as set forth in the License Agreement. For the avoidance of doubt, any request for an audit that has been made before the Effective Date is withdrawn or otherwise null and void as of the Effective Date. For the avoidance of doubt, in accordance with and subject to the global release below, any future audit will not be allowed to cover any sales or other issues occurring prior to the Effective Date.

7. **Marketing and Sales.** In order to further the Parties' intent to coexist peaceably and without conflict, the Parties represent, covenant and agree that each will use its best reasonable efforts to not disparage, criticize or defame the other or its products, and to train and monitor its employees in doing the same and to encourage licensees and assigns to do the same. The Parties will accurately display, portray and describe their respective products to not mislead consumers in their comparison of competing products using gel components, and will refrain from displaying, portraying or describing the competing products of the other Party or of its licensees and assigns. It is understood and agreed that this obligation is reciprocal, and does not prevent either Party from acting as necessary to correct any false or misleading statement or representation of fact to prevent confusion, false light or other such injury until the false or misleading statement or representation is corrected. As only an example, and without intending any limitation, Licensee agrees that it will not describe or depict to consumers a Licensed Gel Material component or other plasticized elastomer component within its mattresses to be larger in dimension or size relative to the entire mattress than the actual dimension and size of such Licensed Gel Material component or other plasticized elastomer component being used at the time.

8. **Global Mutual Release.** The Parties, on behalf of themselves, their successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, licensees, affiliates and assigns, and its and their officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, hereby release and discharge each other, together with their successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, licensees, affiliates and assigns and its and their officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from any and all known and unknown claims, demands, actions and

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recoveries. For the avoidance of doubt, the GEL MATRIX trademark is included in, made part of and licensed as "Trademark Rights" subject to Licensee fulfilling its obligations pursuant to Section 4.

9. **Representations and Warranties of the Parties.** As a material condition to, and as valuable consideration for this Agreement, each Party represents and warrants that: (i) it is not aware of any unasserted claims against the other Party that are beyond those described in the communications between counsel for the Parties (Timothy K. Conde and Casey K. McGarvey).

10. **General**. Except as expressly modified by the amendments contained in this Agreement, all terms, conditions and provisions of the License Agreement shall continue in full force and effect as set forth therein. In the event of a conflict between the terms and conditions of the License Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail. Each Party represents and warrants to the other Party that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein. Each Party agrees that the License Agreement, as amended herein, together with this Agreement constitutes the complete and exclusive statement of the agreement between the Parties, and supersedes all prior proposals and understandings, oral and written, relating to the subject matter contained herein. This Agreement shall not be modified or rescinded except in a writing signed by the Parties.

11. **Counterparts.** This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first written above.

EDIZONE, LLC	**ADVANCED COMFORT TECHNOLOGIES, INC.**
By: [signature]	By: [signature]
Name: Tony M. Pearce	Name: Colin House
Title: Manager	Title: CEO
Date: 21 June 2017	Date: 7/6/17

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EXHIBIT B

Form of Recordable Trademark Assignment

TRADEMARK ASSIGNMENT

This **Trademark Assignment** is effective ______________________, and is between EdiZONE, LLC, a Delaware limited liability company ("**Assignor**"), and Purple Innovation, LLC, a Delaware limited liability company, with an address of 123 East 200 North, Alpine, Utah 84004 ("**Assignee**").

WHEREAS, Assignor is the owner of certain trademarks represented by the trademark registrations more fully described in Schedule A (the "**Marks**"); and

WHEREAS, Assignor desires to assign and Assignee desires to receive all of Assignor's right, title and interest in the Marks and any goodwill associated with the Marks.

The parties therefore agree as follows:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor now assigns to Assignee all of Assignor's right, title and interest in the Marks as they exist anywhere in the world and as may be created or acquired at any date in the future, along with any goodwill associated with the Marks. This assignment includes without limitation all applications and registrations for the Marks, all priority rights or claims based on International Conventions, all rights to proceeds of the Marks, including income, royalties, damages, profits, and payments now or hereafter payable, all rights of action of Assignor, and the right to take proceedings and to seek damages and all other available remedies, against third parties for past, present, or future infringement of the Marks.

Assignor shall execute and deliver any other documents and perform any other reasonable acts Assignee may request, that may be necessary and appropriate to effectuate the provisions of this agreement and establish Assignee's rights in the Marks.

At the request and expense of Assignee, Assignor shall provide all reasonable assistance which Assignee considers necessary in connection with bringing or defending any proceedings in relation to the Marks.

Assignee hereby accepts this assignment of Marks.

Each party has signed this Trademark Assignment effective on the date stated in the introductory clause.

[SIGNATURES ON THE FOLLOWING PAGE]

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EDIZONE, LLC
ASSIGNOR

By: ______________________
Name:
Date:

PURPLE INNOVATION, LLC
ASSIGNEE

By: ______________________
Name:
Date:

[Schedule A to Trademark Assignment to be attached]

4831-9250-5029\10